Filed Pursuant to Rule 424(b)(2)
Registration No. 333-194941

PROSPECTUS

$150,000,000

Coeur Mining, Inc.

OFFER TO EXCHANGE

New 7.875% Senior Notes due 2021, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding

7.875% Senior Notes due 2021 issued March 12, 2014

The Exchange Offer will expire at 5:00 p.m., New York City time,

on May 9, 2014, unless extended.

We are offering to exchange Coeur Mining, Inc.’s 7.875% Senior Notes due 2021 (CUSIP No. 192108 AY4) (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of Coeur Mining, Inc.’s 7.875% Senior Notes due 2021 issued on March 12, 2014 (CUSIP Nos. 192108 AZ1 and U192108 AF7) (the “Outstanding Notes”).

On January 29, 2013, we issued $300,000,000 aggregate principal amount of 7.875% Senior Notes due 2021 in a private transaction in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). On November 5, 2013, pursuant to a prior registered exchange offer, we issued $299,880,000 aggregate principal amount of registered notes (the “Prior Exchange Notes”) in exchange for an equivalent principal amount of notes issued on January 29, 2013. In this prospectus, we use the term “Old Notes” to refer collectively to the Prior Exchange Notes and the notes issued on January 29, 2013 but not exchanged in the prior exchange offer.

The New Notes, Outstanding Notes and Old Notes will form a single series of debt securities and will be issued under an indenture, dated January 29, 2013, as amended (the “Indenture”). In this prospectus, we use the term “Notes” to refer collectively to the New Notes, the Outstanding Notes and the Old Notes, and we use the term “exchange offer” to refer to our offer to exchange New Notes for Outstanding Notes.

The New Notes:

•

The terms of the New Notes to be issued in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes will not apply to the New Notes.

•	The New Notes will be fungible with, and have the same CUSIP number as, the Prior Exchange Notes.

•	We are offering the New Notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the Outstanding Notes.

•	The New Notes will bear interest at the rate of 7.875% per annum, payable semi-annually, in cash in arrears, on February 1 and August 1 of each year.

•	The New Notes will be guaranteed on a senior unsecured basis by each of Coeur Mining, Inc.’s subsidiaries that has guaranteed the Outstanding Notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on May 9, 2014, unless extended.

•	Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the New Notes.

•	You may withdraw tendered Outstanding Notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the New Notes for Outstanding Notes will not be a taxable exchange for U.S. federal income tax purposes.

•

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in any such resale. See “Plan of Distribution.”

•	There is no existing public market for the Outstanding Notes or the New Notes. We do not intend to list the New Notes on any securities exchange or quotation system.

Investing in the New Notes involves risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 10, 2014

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates, and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Outstanding Notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We have filed with the SEC a registration statement on Form S-4 with respect to the New Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the New Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Coeur Mining, Inc.

104 S. Michigan Avenue, Suite 900

Chicago, Illinois 60603

Attention: Investor Relations

Phone: (312) 489-5800

In order to ensure timely delivery, you must request the information no later than May 2, 2014, which is five business days before the expiration of the exchange offer.

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INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. If any statement or information in this prospectus or any document incorporated by reference is inconsistent with a statement or information in another document having a later date, the statement or information in the document having the later date modifies or supersedes the earlier statement or information. Any statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the completion of the offering of all securities covered by this prospectus (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto furnished pursuant to Item 9.01 of a Current Report on Form 8-K) or other applicable SEC rules, rather than filed):

•

our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 26, 2014 (including the portions of our Proxy Statement for our 2014 annual meeting of shareholders incorporated by reference therein); and

•	our Current Reports on Form 8-K filed on January 16, 2014, March 7, 2014, March 12, 2014 and March 20, 2014.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. The information on the SEC’s website is not incorporated by reference in this prospectus. You may request a copy of our filings at no cost, by writing or telephoning us at the address provided above.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contains numerous forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements relating to our anticipated production levels and financial performance, operating costs, capital expenditure and inventory levels, hedging strategies, exploration results, metal grades, recovery and crushing rates, exploration and development efforts, opportunities and initiatives to maximize net cash flow, reduce capital spending, manage working capital, enhance revenues, reduce costs, complete organic and external growth projects, expand capacity, increase reserve levels, and the ability to generate after-tax operating cash flow and positive net cash flow. Such forward-looking statements may be identified by the use of words such as “believes,” “intends,” “expects,” “hopes,” “may,” “should,” “will,” “plan,” “projected,” “contemplates,” “anticipates” or similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include:

•

the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions);

•	changes in the market prices of gold and silver and a sustained lower price environment;

•	the uncertainties inherent in our production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions and grade variability;

•	any future labor disputes or work stoppages;

•	the uncertainties inherent in our estimation of gold and silver ore reserves and future production;

•	changes that could result from our future acquisition of new mining properties or businesses;

•	reliance on third parties to operate certain mines where we own silver production and reserves;

•

the absence of control over mining operations in which Coeur or any of its subsidiaries holds royalty or streaming interests and risks related to these mining operations (including results of mining and exploration activities, environmental, economic and political risks and changes in mine plans and project parameters);

•	the loss of any third-party smelter to which we market silver and gold;

•	the effects of environmental and other governmental regulations;

•	the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries; and

•	our possible inability to raise additional financing necessary to conduct our business, make payments or refinance our debt.

You should not put undue reliance on forward-looking statements. Such statements speak only as of the dates they were made and we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are further qualified by and should be read in conjunction with the risks and uncertainties described or referred to under the heading “Risk Factors” of this prospectus, as well as in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and subsequent periodic filings with the SEC incorporated herein by reference.

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SUMMARY

This summary highlights information contained in this prospectus. For a more complete understanding of our business, you should read this entire prospectus, particularly the discussion set forth under the heading “Risk Factors,” and our historical consolidated financial statements and the respective notes to those statements, as well as the documents incorporated herein by reference.

In this prospectus, except as otherwise indicated or as the context otherwise requires, the words “Coeur Mining” refer to Coeur Mining, Inc. on an unconsolidated basis and the words “Coeur,” “we,” “us,” “our,” the “Company” and “ours” refer to Coeur Mining and its consolidated subsidiaries.

Our Company

We are a large primary silver producer with significant gold production and assets located in the United States, Mexico, Bolivia, Argentina and Australia. The Palmarejo mine, San Bartolomé mine, Kensington mine, and Rochester mine, each of which is operated by us, and the Endeavor mine, which is operated by a non-affiliated party, constituted our principal sources of mining revenues during 2013.

Our business strategy is to discover, acquire, develop and operate low-cost silver and gold operations that we expect to produce long-term cash flow, provide opportunities for growth through continued exploration and generate superior and sustainable returns for stockholders. Our management focuses on maximizing net cash flow through identifying and implementing revenue enhancement opportunities at existing operations, reducing operating and non-operating costs, completing capital projects and reducing capital expenditures, and managing working capital.

Overview of Mining Properties and Interests

Our most significant operating properties and interests are described below:

•

We own 100% of Coeur Mexicana S.A. de C.V. (“Coeur Mexicana”), which operates the underground and surface Palmarejo silver and gold mine in Mexico. The Palmarejo mine began shipping silver/gold doré in April 2009. Palmarejo produced 8.2 million ounces of silver and 106,038 ounces of gold in 2012 and 7.6 million ounces of silver and 116,536 ounces of gold during 2013. On January 21, 2009, we entered into a gold production royalty transaction with Franco-Nevada Corporation (“Franco-Nevada”) under which Franco-Nevada purchased a royalty covering 50% of the life of mine gold to be produced by Coeur from the Palmarejo mine. Royalty payments made beyond the minimum obligation of 400,000 ounces of gold are payable when the market price per ounce of gold is greater than $400.00 (adjusted annually for inflation). We control a large land position around our existing operations.

•

We own 100% of Empresa Minera Manquiri S.A., a Bolivian company that controls the mining rights for the San Bartolomé mine, which is a surface silver mine in Bolivia where we commenced commercial production in June 2008. San Bartolomé produced 5.9 million ounces of silver in 2012 and 5.9 million ounces of silver during 2013.

•

We own 100% of Coeur Alaska, Inc., which owns the Kensington mine, an underground gold mine located north of Juneau, Alaska. The Kensington mine began processing ore on June 24, 2010 and began commercial production on July 3, 2010. Kensington produced 82,125 ounces of gold in 2012 and 114,821 ounces of gold during 2013.

•

We own 100% of Coeur Rochester, Inc., which has operated the Rochester mine, a silver and gold surface mining operation located in northwestern Nevada, since 1986. We completed construction of a new leach pad and related infrastructure in the fourth quarter of 2011. Rochester produced 2.8 million ounces of silver and 38,066 ounces of gold in 2012 and 2.8 million ounces of silver and 30,860 ounces of gold during 2013.

•

We own, directly or indirectly, 100% of Coeur Argentina S.R.L., which owns and operated the underground silver and gold Martha mine located in Santa Cruz, Argentina. Mining operations commenced at the Martha mine in June 2002 and the mine ceased active mining operations in September 2012.

•

In May 2005, we acquired, for $44.0 million, all of the silver production and reserves (up to 20.0 million payable ounces) contained at the Endeavor mine in New South Wales, Australia, which is owned and operated by Cobar Operations Pty. Limited (“Cobar”), a wholly owned subsidiary of CBH Resources Ltd. (“CBH”). The Endeavor mine is an underground zinc, lead and silver mine, which has been in production since 1983. Endeavor produced 0.7 million ounces of silver in 2012 and 0.7 million ounces of silver during 2013.

•

Since December 2012, we have owned 100% of the Joaquin silver and gold development project located in the Santa Cruz province of southern Argentina. We commenced exploration of this large property located north of our Martha silver mine in November 2007. Since that time, we have defined silver and gold mineralization in two deposits at Joaquin, La Negra and La Morocha, and have commenced work on detailed drilling and other technical, economic and environmental programs which we expect will lead to completion of a feasibility study.

•

In April 2013, we completed our acquisition of Orko Silver Corp. (“Orko”), which holds the La Preciosa silver-gold project in Durango state, Mexico. On July 8, 2013, we announced results of a preliminary economic assessment (“PEA”) for the La Preciosa project and we have commenced a feasibility study for the project that we expect will be completed by mid-2014.

•

In late 2013, we created Coeur Capital, Inc. (“Coeur Capital”), a wholly-owned subsidiary designed to hold our existing and future-acquired royalty and streaming interests, along with our portfolio of strategic equity investments. Coeur Capital currently holds our interest in the Endeavor Mine, as well as a tiered royalty on McEwen Mining Inc.’s El Gallo/Magistral mine in Mexico, currently paying a 3.5% net smelter royalty (“NSR”), a 1.5% NSR on Dynasty Metals & Mining, Inc.’s Zaruma mine in Ecuador and a 2% NSR on Mandalay Resources Corp.’s Cerro Bayo mine in Chile.

Coeur also has interests in other properties that are subject to silver or gold exploration activities upon which no minable ore reserves have yet been delineated.

Corporate Information

Coeur Mining, Inc. is a Delaware corporation. Our principal executive office is located at 104 S. Michigan Avenue, Suite 900, Chicago, Illinois 60603, and our telephone number is (312) 489-5800. We maintain an Internet website at www.coeur.com. Information contained in the website is not incorporated by reference into this prospectus, and you should not consider information contained in the website as part of this prospectus.

The Exchange Offer

A brief description of the material terms of the exchange offer follows. We are offering to exchange the New Notes for the Outstanding Notes. The terms of the New Notes offered in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the New Notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the New Notes. For a more complete description, see “Description of the New Notes.”

Issuer	Coeur Mining, Inc., a Delaware corporation.

New Notes Offered	$150,000,000 aggregate principal amount of 7.875% Senior Notes due 2021.

Outstanding Notes	$150,000,000 aggregate principal amount of 7.875% Senior Notes due 2021 issued on March 12, 2014. The Outstanding Notes constituted a further issuance of the Old Notes.

Notes Outstanding under the Indenture	On January 29, 2013, we issued $300,000,000 aggregate principal amount of our 7.875% Senior Notes due 2021 pursuant to the Indenture in a private transaction in reliance on Rule 144A and Regulation S under the Securities Act. On November 5, 2013, pursuant to a prior registered exchange offer, we issued $299,880,000 aggregate principal amount of registered notes (the “Prior Exchange Notes”) in exchange for an equivalent principal amount of notes issued on January 29, 2013. In this prospectus, we use the term “Old Notes” to refer collectively to the Prior Exchange Notes and the notes issued on January 29, 2013 but not exchanged in the prior exchange offer. The New Notes will be fungible with the Prior Exchange Notes.

The Exchange Offer	We are offering to issue registered New Notes in exchange for a like principal amount and like denomination of our Outstanding Notes. We are offering to issue these registered New Notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchaser of the Outstanding Notes when we sold the Outstanding Notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your Outstanding Notes for exchange by following the procedures described in the section entitled “The Exchange Offer” elsewhere in this prospectus.

Tenders; Expiration Date; Withdrawal

The exchange offer will expire at 5:00 p.m., New York City time, on May 9, 2014 (such time, the “expiration date”), which is 21 business days after the exchange offer is commenced, unless we extend it. If you decide to exchange your Outstanding Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. You may withdraw any Outstanding Notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any Outstanding Notes you have tendered for exchange, those Outstanding Notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” for a description of the conditions. The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange.

U.S. Federal Income Tax Considerations	Your exchange of Outstanding Notes for New Notes to be issued in the exchange offer will not result in your realizing any gain or loss for U.S. federal income tax purposes. For additional information, see “Material U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the New Notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	The Bank of New York Mellon.

Consequences of Failure to Exchange Your Outstanding Notes	Outstanding Notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to register the Outstanding Notes. If you do not participate in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Consequences of Exchanging Your Outstanding Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the New Notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquire the New Notes issued in the exchange offer in the ordinary course of your business;

•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the New Notes issued to you in the exchange offer; and

•	are not an “affiliate” of Coeur as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any New Notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires New Notes in the exchange offer for its own account in exchange for Outstanding Notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any New Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Interest on Outstanding Notes Exchanged in the Exchange Offer	On the record date for the first interest payment date for the New Notes offered hereby following the consummation of the exchange offer, holders of such New Notes will receive interest accruing from February 1, 2014 or, if later, the most recent date to which interest has been paid on the Outstanding Notes.

The New Notes

A brief description of the material terms of the New Notes follows. For a more complete description, see “Description of the New Notes.”

Issuer	Coeur Mining, Inc., a Delaware corporation.

New Notes Offered	$150,000,000 aggregate principal amount of new 7.875% Senior Notes due 2021.

Maturity Date	The New Notes will mature on February 1, 2021.

Interest Payment Dates	Interest on the New Notes will be payable in cash on February 1 and August 1 of each year.

Guarantees	The New Notes will be initially guaranteed by our subsidiaries Coeur Alaska, Inc., Coeur Capital, Inc., Coeur Explorations, Inc., Coeur Rochester, Inc. and Coeur South America Corp. In addition, each of our restricted subsidiaries that becomes a borrower under or that guarantees any indebtedness that exceeds $20.0 million aggregate principal amount, will be required to guarantee the New Notes in the future. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of notes. See “Description of the New Notes—Note Guarantees.”

For the year ended December 31, 2013, our non-guarantor subsidiaries represented 64% of our sales of metals and 120% of our operating loss (excluding write-downs). As of December 31, 2013, our non-guarantor subsidiaries represented 75% of our total assets and 66% of our total liabilities (including trade payables, deferred tax liabilities and royalty obligations, but excluding intercompany liabilities).

Ranking	The New Notes and the guarantees, respectively, will be our and the guarantors’ general unsecured obligations and will be:

•	effectively subordinated to any of our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness;

•	pari passu in right of payment with all of our and the guarantors’ existing and future unsecured senior indebtedness;

•	senior in right of payment to all of our and the guarantors’ future subordinated indebtedness; and

•	structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our non-guarantor subsidiaries.

As of December 31, 2013, as adjusted to give effect to our issuance of the Outstanding Notes, Coeur would have had approximately $458.6 million of outstanding indebtedness, of which $3.3 million effectively ranked senior to the Notes. In addition, our total debt excludes $51.2 million for future minimum estimated gold production royalty payments due from our subsidiary Coeur Mexicana to Franco-Nevada. As of December 31, 2013, our non-guarantor subsidiaries would have had $761.1 million of total liabilities (including trade payables, deferred tax liabilities and royalty obligations, but excluding intercompany liabilities), all of which would have been structurally senior to the notes.

Interest Rate	The New Notes will bear interest at a rate per annum equal to 7.875%.

Optional Redemption	The Notes (including the New Notes) are redeemable at our option, in whole or in part, at any time on or after February 1, 2017, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to February 1, 2016, we may redeem up to 35% of the original principal amount of the Notes (including the New Notes and any additional notes) with an amount of cash not greater than the net proceeds of certain equity offerings at a redemption price of 107.875% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to February 1, 2017, we may also redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, plus a “make-whole premium.” See “Description of the New Notes—Optional Redemption.”

Change of Control Offer

Upon the occurrence of specific change of control events, you will have the right, as holders of the New Notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If we or our restricted subsidiaries sell assets under certain circumstances and do not use the proceeds for certain specified purposes, we must offer to use certain net proceeds therefrom to repurchase the Notes and other debt that is pari passu with the Notes on a pro rata basis. The purchase price of the Notes will be equal to 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest and additional interest on the Notes, if any, to the applicable repurchase date. See “Description of the New Notes—Repurchase at the Option of Holders—Asset Sales.”

Political Risk Insurance Offer	We do not currently carry political risk insurance. However, if we receive political risk insurance proceeds related to our San Bartolomé mine and do not use the proceeds for certain specified purposes, we must offer to use certain net proceeds therefrom to repurchase the Notes and other debt that is pari passu with the Notes containing similar political risk insurance offer provisions on a pro rata basis. The purchase price of the Notes will be equal to 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest and additional interest on the Notes, if any, to the applicable repurchase date. See “Description of the New Notes—Repurchase at the Option of Holders—Political Risk Insurance.”

Certain Covenants	We will issue the New Notes under the Indenture, which contains certain covenants for your benefit. The Indenture limits our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, amalgamate, merge or sell all or substantially all of our assets.

However, these limitations will be subject to a number of important qualifications and exceptions. See “Description of the New Notes—Certain Covenants.”

Many of these covenants will cease to apply to the Notes if, on any date following the issue date, the Notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group. See “Description of the New Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the Notes, see “Description of the New Notes—Events of Default and Remedies.”

Additional Notes	Coeur may issue additional notes under the Indenture from time to time. The Notes (including the New Notes) and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

No Established Trading Market	The New Notes are a new issue of securities with no established trading market. The New Notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the New Notes will develop. If an active or liquid trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. The initial purchaser has advised us that it currently intends to make a market in the New Notes. However, it is not obligated to do so, and any market making with respect to the New Notes may be discontinued without notice.

Form and Denominations	The New Notes will be issued in minimum denominations of $2,000 and higher integral multiples of $1,000 in excess thereof. The New Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in the New Notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants of DTC.

Governing Law	The New Notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	Investing in the New Notes involves substantial risks and uncertainties. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to purchase any notes.

RISK FACTORS

Investing in the New Notes involves various risks, including the risks described below and in the documents we incorporate by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2013. You should carefully consider these risks and the other information included and incorporated by reference in this prospectus before deciding to invest in the New Notes. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. In any such case, the trading price of the New Notes could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only risks and uncertainties that you may face.

Risks Related to Our Business

The Company’s results of operations, cash flows and operating costs are highly dependent upon the market prices of silver and gold and other commodities, which are volatile and beyond the Company’s control. The Company’s use of derivative contracts to protect against such volatility exposes us to risk of opportunity loss, mark-to-market accounting adjustments and exposure to counterparty credit risk.

Silver and gold are commodities, and their prices are volatile. During the twelve months ended December 31, 2013, the price of silver ranged from a low of $18.70 per ounce to a high of $32.31 per ounce, and the price of gold ranged from a low of $1,192 per ounce to a high of $1,694 per ounce. During the fourth quarter of 2013, the price of silver ranged from a low of $19.10 per ounce to a high of $23.03 per ounce, and the price of gold ranged from a low of $1,195 per ounce to a high of $1,361 per ounce. The closing market prices of silver and gold on March 31, 2014 were $19.82 per ounce and $1,291.75 per ounce, respectively.

Silver and gold prices are affected by many factors beyond the Company’s control, including prevailing interest rates and returns on other asset classes, expectations regarding inflation, speculation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. In addition, Exchange Traded Funds (“ETFs”), which have substantially facilitated the ability of large and small investors to buy and sell precious metals, have become significant holders of gold and silver. Factors that are generally understood to contribute to a decline in the prices of silver and gold include a strengthening of the U.S. dollar, net outflows from gold and silver ETFs, bullion sales by private and government holders and a general global economic slowdown.

Because the Company derives all of its revenues from sales of silver and gold, its results of operations and cash flows will fluctuate as the prices of these metals increase or decrease. A sustained period of declining gold and silver prices would materially and adversely affect the results of operations and cash flows. Additionally, if market prices for silver and gold decline or remain at relatively low levels for a sustained period of time, the Company may have to revise its operating plans, including reducing operating costs and capital expenditures, terminating or suspending mining operations at one or more of its properties and discontinuing certain exploration and development plans. The Company may be unable to decrease its costs in an amount sufficient to offset reductions in revenues, and may incur losses. Operating costs at the Company’s mines are affected by the price of input commodities, such as fuel, electricity, labor, chemical reagents, explosives, steel and concrete. Prices for these input commodities are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, currency fluctuations, consumer or industrial demand and other factors. Continued volatility in the prices of commodities and other supplies the Company purchases could lead to higher costs, which would adversely affect results of operations and cash flows.

Since the beginning of 2011, the Company has made strategic minority investments in several silver and gold development companies in North and South America. The value of these investments depends significantly on the market prices of silver and gold. The value of these investments has declined, and the Company cannot assure you that the value of these investments, or the value of future investments it may make in other development companies, will not decline further. Declines in the value of these investments could adversely affect the Company’s financial condition.

A significant and sustained decline in gold and silver prices during 2013 caused the Company to write down its long-lived assets and, in the future such declines could cause one or more of the Company’s mining properties to become unprofitable, which could require the Company to record additional write-downs of long-lived assets. Such write-downs may adversely affect the Company’s results of operations and financial condition.

The Company reviews its long-lived assets for recoverability pursuant to the Financial Accounting Standard Board’s Accounting Standards Codification Section 360 (“ASC 360”). Under that standard, the Company reviews the recoverability of the cost of its long-lived assets, such as its mining properties, upon a triggering event. Such review involves the Company estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment, measured by comparing an asset’s carrying value to its fair value, must be recognized when the carrying value of the asset exceeds these cash flows. The Company conducts a review of the financial performance of its mines in connection with the preparation of its financial statements for each reported period and determines whether any triggering events are indicated.

The Company’s assessment of the recoverability of its long-lived assets as of December 31, 2013 under ASC 360 indicated that a write-down of its long-lived assets at December 31, 2013 of approximately $773 million was required. This non-cash write-down resulted in an impairment charge in the Company’s statement of comprehensive income (loss) and reduced the carrying value of mining properties and property, plant and equipment on the Company’s balance sheet. See “Note 4—Write-Downs” in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 incorporated by reference in this prospectus for further detail.

If there are further significant and sustained declines in silver and gold prices or if the currently low silver or gold prices remain at such prices, or if the Company fails to control production and operating costs or realize the mineable ore reserves at its mining properties, the Company may terminate or suspend mining operations at one or more of its properties. These events could require a further write-down of the carrying value of the Company’s assets. Any such actions would adversely affect the Company’s results of operations and financial condition.

The Company may record other types of additional mining property charges in the future if it sells a property for a price less than its carrying value or has to increase reclamation liabilities in connection with the closure and reclamation of a property. Any such additional write-downs of mining properties could adversely affect the Company’s results of operations and financial condition.

The Company’s use of derivative contracts to protect against market price volatility exposes it to risk of opportunity loss, mark-to-market accounting adjustments and exposure to counterparty credit risk.

From time to time, the Company may enter into price risk management contracts to protect against fluctuations in the price of its products and changes in the price of fuel and other input costs. These contracts could include forward sales or purchase contracts, futures contracts, purchased or sold put and call options and other contracts. Any such use of forward or futures contracts can expose the Company to risk of an opportunity loss. The use of derivative contracts may also result in significant mark-to-market accounting adjustments, which may have a material adverse impact on reported financial results. The Company is exposed to credit risk with contract counterparties, including, but not limited to, sales contracts and derivative contracts. In the event of nonperformance in connection with a contract, the Company could be exposed to a loss of value for that contract.

The Company is an international company and is exposed to political and social risks in the countries in which it has significant operations or interests.

A majority of the Company’s revenues are generated by operations outside the United States, and it is subject to significant risks inherent in mineral extraction by foreign companies and contracts with government owned entities. Exploration, development, production and closure activities in many countries are potentially subject to heightened political and social risks that are beyond the Company’s control. These risks include the possible unilateral cancellation or forced re-negotiation of contracts, unfavorable changes in foreign laws and regulations, royalty and tax increases, claims by governmental entities or indigenous communities, expropriation or nationalization of property and other risks arising out of foreign sovereignty over areas in which operations are conducted. The right to export silver and gold may depend on obtaining certain licenses and quotas, which could be delayed or denied at the discretion of the relevant regulatory authorities. In addition, the Company’s rights under local law may be less secure in countries where judicial systems are susceptible to manipulation and intimidation by government agencies, non-governmental organizations or civic groups.

Any of these developments could require the Company to curtail or terminate operations at its mines, incur significant costs to meet newly-imposed environmental or other standards, pay greater royalties or higher prices for labor or services and recognize higher taxes, which could materially and adversely affect financial condition, results of operations and cash flows.

These risks may be higher in developing countries in which the Company may expand its exploration for and development of mineral deposits. Potential operations in these areas increase the Company’s exposure to risks of war, local economic conditions, political disruption, civil disturbance and governmental policies that may disrupt its operations.

The Company’s ongoing and future success depends on developing and maintaining productive relationships with the communities (including indigenous peoples) and other stakeholders in its operating locations. The Company believes its operations can provide valuable benefits to surrounding communities, in terms of direct employment, training and skills development and other community benefits associated with ongoing payment of taxes. In addition, the Company seeks to maintain its partnerships and relationships with local communities and stakeholders in a variety of ways, including in-kind contributions, volunteer time, sponsorships and donations. Notwithstanding the Company’s ongoing efforts, local communities and stakeholders can become dissatisfied with its activities, which may result in civil unrest, protests, direct action or campaigns against it. Any such occurrences could materially and adversely affect the Company’s financial condition, results of operations and cash flows.

The Company’s operations outside the United States also expose it to economic and operational risks.

The Company’s operations outside the United States also expose it to economic and operational risks. Local economic conditions can cause shortages of skilled workers and supplies, increase costs and adversely affect the security of operations. In addition, higher incidences of criminal activity and violence in the area of some of the Company’s foreign operations, including drug-cartel related violence in Mexico, could adversely affect the Company’s ability to operate in an optimal fashion and may impose greater risks of theft and greater risks as to personnel and property security. These conditions could lead to lower productivity and higher costs, which would adversely affect results of operations and cash flows. The Company sells gold and silver doré in U.S. dollars, but it conducts operations outside the United States in local currency. Currency exchange movements could adversely affect results of operations.

Silver and gold mining involves significant production and operational risks.

Silver and gold mining involves significant production and operational risks, including those related to uncertain mineral exploration success, unexpected geological or mining conditions, the difficulty of development of new deposits, unfavorable climate conditions, equipment or service failures, current unavailability of or delays in installing and commissioning plants and equipment, import or customs delays and other general operating risks. Commencement of mining can reveal mineralization or geologic formations, including higher than expected content of other minerals that can be difficult to separate from silver, which can result in unexpectedly low recovery rates.

Problems also may arise due to the quality or failure of locally obtained equipment or interruptions to services (such as power, water, fuel or transport or processing capacity) or technical support, which could result in the failure to achieve expected target dates for exploration, or could cause production activities to require greater capital expenditure to achieve expected recoveries.

Many of these production and operational risks are beyond the Company’s control. Delays in commencing successful mining activities at new or expanded mines, disruptions in production and low recovery rates could have adverse effects on the Company’s financial condition, results of operations and cash flows.

The estimation of ore reserves is imprecise and depends upon subjective factors. Estimated ore reserves may not be realized in actual production. The Company’s results of operations and financial position may be adversely affected by inaccurate estimates.

The ore reserve figures presented in the Company’s public filings are estimates made by the Company’s technical personnel and by independent mining consultants contracted by it. Reserve estimates are a function of geological and engineering analyses that require the Company to make assumptions about production costs, recoveries and silver and gold market prices. Reserve estimation is an imprecise and subjective process. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. Assumptions about silver and gold market prices are subject to great uncertainty as those prices have fluctuated widely in the past. Declines in the market prices of silver or gold may render reserves containing relatively lower grades of ore uneconomic to exploit, and the Company may be required to reduce reserve estimates, discontinue development or mining at one or more of its properties or write down assets as impaired. Should the Company encounter mineralization or geologic formations at any of its mines or projects different from those predicted, it may adjust its reserve estimates and alter its mining plans. Either of these alternatives may adversely affect actual production and financial condition, results of operations and cash flows.

The Company’s estimates of future production are imprecise, depend upon subjective factors and may not be realized in actual production and such estimates speak only as of their respective dates.

The Company has in the past, and may in the future, provide estimates and projections of its future production. Any such information is forward-looking. Such estimates are made by the Company’s management and technical personnel and depend on numerous assumptions, including assumptions about the availability, accessibility, sufficiency and quality of ore, the Company’s costs of production, its ability to sustain and increase production levels, the sufficiency of its infrastructure, the performance of its personnel and equipment, its ability to maintain and obtain mining interests and permits and its compliance with existing and future laws and regulations. Actual results and experience may differ materially from these assumptions. Any such production estimates speak only as of the date on which they are made, and the Company disclaims any intent or obligation to update such estimates, whether as a result of new information, future events or otherwise. See “Cautionary Statement Concerning Forward-Looking Statements.”

Forward sales and royalty arrangements can result in limiting the Company’s ability to take advantage of increased metal prices while increasing its exposure to lower metal prices.

The Company has in the past entered into, and may in the future enter into, arrangements under which it has agreed to make royalty or similar payments to lenders or other third parties in amounts that are based on expected production and price levels for gold or silver. The Company enters into such arrangements when it concludes that they provide it with necessary capital to develop a specific mining property on favorable terms or to achieve other business objectives. Royalty or similar payment obligations, however, can limit the Company’s ability to realize the full effects of rising gold or silver prices and require the Company to make potentially significant cash payments if the mine fails to achieve specified minimum production levels.

The Company’s future operating performance may not generate cash flows sufficient to meet debt payment obligations.

As of December 31, 2013, as adjusted to give effect to our issuance of the Outstanding Notes, Coeur would have had approximately $458.6 million of outstanding indebtedness, of which $3.3 million effectively ranked senior to the notes. In addition, our total debt excludes $51.2 million for future minimum estimated gold production royalty payments due from our subsidiary Coeur Mexicana to Franco-Nevada. The liabilities associated with our gold production royalty payments increase as the price of gold increases. The Company’s ability to make scheduled debt payments on outstanding indebtedness will depend on future results of operations and cash flows. The Company’s results of operations and cash flows, in part, are subject to economic factors beyond its control, including the market prices of silver and gold. The Company may not be able to generate enough cash flow to meet obligations and commitments. If the Company cannot generate sufficient cash flow from operations to service debt, it may need to further refinance debt, dispose of assets or issue equity to obtain the necessary funds. The Company cannot predict whether it would be able to refinance debt, issue equity or dispose of assets to raise funds on a timely basis or on satisfactory terms.

The Company’s future growth will depend upon its ability to develop new mines, either through exploration at existing properties or by acquisition from other mining companies.

Because mines have limited lives based on proven and probable ore reserves, an important element of the Company’s business strategy is the opportunistic acquisition of silver and gold mines, properties and businesses or interests therein. During 2011, the Company successfully constructed a new leach pad at the Company’s Rochester mine. Development of other major mining properties at Palmarejo, San Bartolomé and Kensington has been substantially completed. Since December 2012, the Company has owned 100% of the Joaquin silver- gold development project located in the Santa Cruz province of southern Argentina. As a result of its acquisition of Orko (now Coeur La Preciosa Silver Corp.) in April 2013, the Company also holds the La Preciosa silver-gold project in the state of Durango, Mexico. The Company’s ability to achieve significant additional growth in revenues and cash flows will depend upon success in further developing existing properties and developing or acquiring new mining properties. Both strategies are inherently risky, and the Company cannot assure that it will be able to successfully develop existing or new mining properties or acquire additional mining properties on favorable economic terms or at all.

While it is the Company’s practice to engage independent mining consultants to assist in evaluating and making acquisitions, any mining properties or interests that it may acquire may not be developed profitably. If profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, the Company may incur indebtedness or issue equity securities or securities convertible into equity securities, resulting in increased interest expense, or dilution of the percentage ownership of existing stockholders. The Company cannot predict the impact of future acquisitions on the price of its common stock, or assure that it would be able to obtain any necessary financing on acceptable terms. Unprofitable acquisitions, or additional indebtedness or issuances of securities in connection with such acquisitions, may negatively affect results of operations.

Significant investment risks and operational costs are associated with exploration, development and mining activities. These risks and costs may result in lower economic returns and may adversely affect the Company’s business.

The Company’s ability to sustain or increase its present production levels depends in part on successful exploration and development of new ore bodies and expansion of existing mining operations. Substantial expenditures are required to establish ore reserves, to extract metals from ores and, in the case of new properties, to construct mining and processing facilities.

Mineral exploration, particularly for silver and gold, involves many risks and is frequently unproductive. Even if mineral deposits are found, those deposits may be insufficient in quantity and quality to return a profit from production, or it may take a number of years until production is possible, during which time the economic viability of the project may change. Few properties which are explored are ultimately developed into producing mines.

The commercial viability of a mineral deposit, once developed, depends on a number of factors, including: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; government regulations including taxes, royalties and land tenure; land use; importing and exporting of minerals; environmental protection; mineral prices; completion of favorable feasibility studies; issuance and maintenance of necessary permits; and receipt of adequate financing. Factors that affect adequacy of infrastructure include: reliability of roads, bridges, power sources and water supply; unusual or infrequent weather phenomena; sabotage; and government or other interference in the maintenance or provision of such infrastructure. All of these factors are highly cyclical. The exact effect of these factors cannot be accurately predicted, but the combination may result in not receiving an adequate return on invested capital.

In addition, development projects may have no operating history upon which to base estimates of future operating costs and capital requirements. Development project items such as estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data, obtained from a limited number of drill holes and other sampling techniques, and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors. As a result, actual cash operating costs and economic returns of any and all development projects may materially differ from the costs and returns estimated, and accordingly, the Company’s financial condition, results of operations and cash flows may be negatively affected.

The Company might be unable to raise additional financing necessary to meet capital needs, conduct business, make payments when due or refinance debt.

The Company might need to raise additional funds in order to meet capital needs, implement its business plan, refinance debt or acquire complementary businesses or products. Any required additional financing might not be available on commercially reasonable terms, or at all. If the Company raises additional funds by issuing equity securities or securities convertible into equity securities, holders of its common stock could experience significant dilution of their ownership interest, and these securities could have rights senior to those of the holders of common stock.

The Company’s newly acquired silver-gold project, La Preciosa, is subject to significant development, operational and regulatory risks.

As a development phase project, La Preciosa is subject to numerous risks. These risks include uncertainty as to the development of the La Preciosa project in accordance with current expectations or at all, and the ultimate extent, quality, grade and mineability of mineralization. Further, the Company may be unable to complete project and environmental permitting within an economically acceptable time frame. The recently completed preliminary economic assessment, or PEA, for the La Preciosa project does not have sufficient certainty to constitute a pre-feasibility study or a feasibility study. The PEA includes mineralized material that is considered too speculative geologically to have economic considerations applied to it that would enable the material to be categorized as proven and probable reserves. The Company cannot assure that the results reflected in the PEA will be realized or that it will ever be in a position to identify proven and probable reserves at the La Preciosa project. In particular, the PEA uses estimated capital costs and operating costs which are based on factors including tonnage and grades of metal expected to be mined and processed and expected recovery rates, none of which has been completed to a pre-feasibility study or a feasibility study level. While the Company is currently conducting a feasibility study on the La Preciosa project, the ultimate identification of proven and probable reserves will depend on a number of factors, including the attributes of the deposit (including size, grade, geological formation and proximity to infrastructure), metal prices, government regulations (including regulations pertaining to taxes, royalties, land use, international trade and permitting) and environmental protections. It is possible that proven and probable reserves will never be identified at the La Preciosa project, which would inhibit the Company’s ability to develop the La Preciosa project into a commercial mining operation. In addition, following completion of the feasibility study, the Company may determine not to proceed with project construction.

The Company plans to configure and design the La Preciosa project as a large-tonnage, open pit operation in an effort to maximize annual production and mine life. However, the Company may be unable to obtain the permits required for this design scope, or may be unable to complete the design in a manner that complies with environmental laws. Further, geological or technological impediments to extraction and processing may render the engineering impracticable or uneconomic.

As a result of these and related risks, future estimates of or actual cash operating costs and economic returns of the La Preciosa project may materially differ from these estimated costs and returns for this project, and accordingly, the Company’s financial condition, results of operations and cash flows may be negatively affected.

A significant delay or disruption in sales of concentrates as a result of the unexpected discontinuation of purchases by smelter customers could have a material adverse effect on results of operations.

The Company currently markets silver and gold concentrates to third-party smelters and refineries in China and Japan. The loss of any one smelter could have a material adverse effect on the Company if alternative smelters and refineries were unavailable. The Company cannot ensure that alternative smelters or refineries would be available if the need for them were to arise or that it would not experience delays or disruptions in sales that would materially and adversely affect results of operations.

The Company’s silver and gold production may decline in the future, reducing its results of operations and cash flows.

The Company’s silver and gold production, unless it is able to develop or acquire new properties, will decline over time due to the exhaustion of reserves and the possible closure of mines in response to declining metals prices or other factors. Identifying promising mining properties is difficult and speculative. The Company encounters strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing silver and gold. Many of these companies have greater financial resources than the Company does. Consequently, the Company may be unable to replace and expand current ore reserves through the acquisition of new mining properties or interests therein on terms that are considered acceptable. As a result, revenues from the sale of silver and gold may decline, resulting in lower income and reduced growth. The Company cannot assure that it would be able to replace the production that would be lost due to the exhaustion of reserves and the possible closure of mines.

There are significant hazards associated with mining activities, some of which may not be fully covered by insurance.

The mining business is subject to risks and hazards, including environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Insurance fully covering many environmental risks, including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production, is not generally available to us or to other companies in the industry. Any liabilities that the Company incurs for these risks and hazards could be significant and could adversely affect results of operations, cash flows and financial condition.

The Company is subject to significant governmental regulations, including under the Federal Mine Safety and Health Act, and related costs and delays may negatively affect its business.

Mining activities are subject to extensive federal, state, local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post-closure reclamation, taxes, labor standards and occupational health and safety laws and regulations, including mine safety, toxic substances and other matters. The costs associated with compliance with such laws and regulations are substantial. Possible future laws and regulations, or more restrictive interpretations of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of operations and delays in the development of new properties.

U.S. surface and underground mines like the Kensington and Rochester mines are continuously inspected by the U.S. Mine Safety and Health Administration (“MSHA”), which inspections often lead to notices of violation. Recently, the MSHA has been conducting more frequent and more comprehensive inspections of mining operations in general.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, which may require corrective measures including capital expenditures, installation of additional equipment or remedial actions. In addition, any of the Company’s U.S. mines could be subject to a temporary or extended shut down as a result of a violation alleged by the MSHA. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may be subject to civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Any such penalties, fines, sanctions or shutdowns could have a material adverse effect on the Company’s business and results of operations.

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation, and set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for mining companies and their officers, directors and employees. The Company may incur environmental costs that could have a material adverse effect on financial condition and results of operations. Any failure to remedy an environmental problem could require it to suspend operations or enter into interim compliance measures pending completion of the required remedy. The environmental standards that ultimately may be imposed at a mine site affect the cost of remediation and could exceed the financial accruals that the Company has made for such remediation. The potential exposure may be significant and could have a material adverse effect on the Company’s financial condition and results of operations.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of prior and current operations, including operations conducted by other mining companies many years ago at sites located on properties that the Company currently or formerly owned. These lawsuits could lead to the imposition of substantial fines, remediation costs, penalties and other civil and criminal sanctions. Substantial costs and liabilities, including for restoring the environment after the closure of mines, are inherent in the Company’s operations. The Company cannot assure that any such law, regulation, enforcement or private claim would not have a material adverse effect on its financial condition, results of operations or cash flows.

Some of the mining wastes from the Company’s U.S. mines currently are exempt to a limited extent from the extensive set of U.S. Environmental Protection Agency (the “USEPA”) regulations governing hazardous waste under the Resource Conservation and Recovery Act (“RCRA”). If the USEPA were to repeal this exemption, and designate these mining wastes as hazardous under RCRA, the Company would be required to expend additional amounts on the handling of such wastes and to make significant expenditures to construct hazardous waste storage or disposal facilities. In addition, if any of these wastes causes contamination in or damage to the environment at a U.S. mining facility, that facility could be designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). Under CERCLA, any

present owner or operator of a Superfund site or the owner or operator at the time of contamination may be held jointly and severally liable regardless of fault, and may be forced to undertake extensive remedial cleanup action or to pay for the cleanup efforts. The owner or operator also may be liable to federal, state and tribal governmental entities for the cost of damages to natural resources, which could be substantial. Additional regulations or requirements also are imposed on the Company’s tailings and waste disposal areas in Alaska under the federal Clean Water Act (“CWA”) and in Nevada under the Nevada Water Pollution Control Law which implements the CWA.

Airborne emissions are subject to controls under air pollution statutes implementing the Clean Air Act in Nevada and Alaska. In addition, there are numerous legislative and regulatory proposals related to climate change, including legislation pending in the U.S. Congress to require reductions in greenhouse gas emissions. Adoption of these proposals could have a materially adverse effect on results of operations and cash flows.

The Company relies on third parties who own, maintain and operate the mines underlying its royalty and streaming assets.

The Endeavor mine is owned, maintained and operated by Cobar, a wholly owned subsidiary of CBH. However, pursuant to a silver sale and purchase agreement, the Company’s wholly owned subsidiary, CDE Australia Pty. Ltd. (“CDE Australia”), has acquired all silver production and reserves at the Endeavor mine, up to a total of 20.0 million payable ounces. CDE Australia has agreed to pay Cobar an operating cost contribution of $1.00 for each ounce of payable silver plus 50% of the amount by which the silver price exceeds $7.00 per ounce, subject to annual adjustments for inflation. In addition, the Company currently holds a tiered royalty on McEwen Mining Inc.’s El Gallo/Magistral mine in Mexico, currently paying a 3.5% NSR, a 1.5% NSR on Dynasty Metals & Mining, Inc.’s Zaruma mine in Ecuador and a 2.0% NSR on Mandalay Resources Corp.’s Cerro Bayo mine in Chile, and plans to acquire additional royalty and streaming interests in the future.

The Company relies on third parties to own, maintain and operate the mining projects underlying its royalty and streaming interests, which exposes it to substantial counterparty risk. These third parties may fail to adequately or appropriately operate or maintain their respective projects or may be unable or unwilling to fulfill their obligations under their agreements with the Company.

The Company cannot ensure that each of these third parties will not suffer financial hardship, will continue as a going concern or will not enter bankruptcy or otherwise liquidate. Any such event could expose the Company to significant costs and could limit the amounts, if any, the Company could recover in any proceeding against any such third party for breach of their agreement with the Company. There can be no assurance that the silver or gold production from any of these mining operations will meet forecasted production targets. At any time, any of the owners or operators of these mining operations may decide to suspend or discontinue operations. In addition, the owners or operators of projects that are not yet operational in which the Company may hold royalty or streaming interests may decide to delay or not to proceed with commencing commercial production.

Any failure, inability or refusal of a counterparty to meet its obligations to the Company under these royalty or streaming arrangements could have a material adverse effect on the Company’s business, results of operations or financial condition.

The Company’s ability to obtain necessary government permits to expand operations or begin new operations can be materially affected by third party activists.

Private parties such as environmental activists frequently attempt to intervene in the permitting process and to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings. These third party actions can materially increase the costs and cause delays in the permitting process and could cause the Company to not proceed with the development or expansion of a mine.

An environmental organization, Great Basin Resource Watch (“GBRW”) has brought an administrative appeal challenging the Bureau of Land Management’s (“BLM”) approval in October 2010 of a plan of amendment which allows active mining to be resumed and a new heap leach pad to be constructed at the Rochester property. However, because GBRW did not seek a stay of the BLM’s decision, operations have been proceeding as approved during the Interior Board of Land Appeals proceeding. The Company cannot predict the outcome of the appeal or what effect, if any, an adverse ruling may have on current operations. If an adverse ruling is issued, the Company may be required to update the permitting for the current operations at Rochester.

The Company’s operations in Bolivia are subject to political risks.

The Bolivian government adopted a new constitution in early 2009 that strengthened state control over key economic sectors such as mining In connection with the 2009 constitution, the government of Bolivia announced a restructuring of the mining law. A commission was established in March 2011 to finalize the mining law updates. The commission officially presented to the Bolivian government a draft of a new mining law. As of March 2014, the new law had not yet been approved, but the appropriate Bolivian government committees were analyzing the draft law. The Company has been assessing the potential effects of the proposed legislation on its Bolivian operations but any effects remain uncertain until the law is enacted. The law is expected to regulate taxation and royalties and to provide for contracting with the government rather than concession holding. The revised mining law is expected to be enacted in 2014. The Company cannot assure that its operations at the San Bartolomé mine will not be affected by the current political environment in Bolivia.

At this time, pending the enactment of the new mining law, companies are operating under Law No. 403 of September 18, 2013, and its regulatory Supreme Decree, which established cause for the reversion of mining rights under Bolivia’s Special Transitory Authorizations and Mining Contracts. Under Law No. 403, if the Ministry of Mines verifies that a person with mining rights has not initiated mining activities or developed the mining rights, the Ministry of Mines will report to the Mining Jurisdictional Authority, in which case the Mining Jurisdictional Authority is designated to resolve the reversion of the mining rights, without prejudice to preexisting environmental liabilities. The contracts with the cooperatives are excluded from the application of Law No. 403.

On October 14, 2009, the Bolivian state-owned mining company, Corporacion Minera de Bolivia (“COMIBOL”), announced by resolution that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of the Cerro Rico mountain are undertaken. The Company holds rights to mine above this elevation under valid contracts with COMIBOL as well as under authorized contracts with local mining cooperatives that hold their rights under contract themselves with COMIBOL. The Company temporarily adjusted its mine plan to confine mining activities to the ore deposits below 4,400 meters above sea level and timely notified COMIBOL of the need to lift the restriction. The Cooperative Reserva Fiscal, with which the Company has one of those contracts, subsequently interpreted the COMIBOL resolution and determined that the Huacajchi deposit was not covered by such resolution. In March 2010, the Cooperative Reserva Fiscal notified COMIBOL that, based on its interpretation, it was resuming mining of high-grade material above the 4,400 meter level in the Huacajchi deposit. In December 2011, the Cooperative Reserva Fiscal sent a similar notification to COMIBOL with respect to a further area above the 4,400 meter level known as Huacajchi Sur. Based on these notifications and on the absence of any objection from COMIBOL, the Company resumed mining operations at the San Bartolomé mine on the Huacajchi deposit and Huacajchi Sur in 2012. Mining in other areas above the 4,400 meter level continue to be suspended. The partial suspension may reduce production until the Company is able to resume mining above 4,400 meters generally. It is uncertain at this time how long the suspension will remain in place. In addition, it is possible that COMIBOL may decide that the Company’s operations at the Huacajchi deposit or Huacajchi Sur are subject to the COMIBOL resolution, which may force it to ultimately cease mining at such deposits. If COMIBOL objects to the Company’s mining at the Huacajchi deposit or Huacajchi Sur or if the other restrictions are not lifted, the Company may need to write down the carrying value of the asset. It is also uncertain if any new mining or investment policies or shifts in political attitude may affect mining in Bolivia.

Although we previously carried political risk insurance with respect to the San Bartolomé mine in Bolivia, we recently determined not to renew this coverage. In determining whether to renew the coverage, we based our assessment on the political risk environment and the likelihood of a timely and material claim payout against the cost of carrying political risk insurance, which was approximately $2.1 million as of the most recent period ended December 16, 2013.

The Company’s business depends on good relations with its employees.

The Company could experience labor disputes, work stoppages or other disruptions in production that could adversely affect its business and results of operations. Labor disruptions may be used to advocate labor, political or social goals, particularly at non-U.S. mines. For example, labor disruptions may occur in sympathy with strikes or labor unrest in other sectors of local economies. During the past three years, two of the Company’s mines have experienced work stoppages, each of which was resolved within a short period of time and had no material effect on operations. The Company cannot assure that work stoppages or other disruptions will not occur in the future. Any such work stoppage or disruption could expose the Company to significant costs and have a material adverse effect on its business, results of operations or financial condition.

As of December 31, 2013, unions represented approximately 10.4% of the Company’s worldwide workforce, all of which were composed of workers at the San Bartolomé mine in Bolivia. The Company currently has a labor agreement at the San Bartolomé mine which is in effect for 2014. The Company cannot predict whether this agreement will be renewed on similar terms or at all, whether future labor disruptions will occur or, if disruptions do occur, how long they will last.

Disputes regarding the Company’s mining claims, concessions or surface rights to land in the vicinity of the Company’s mining projects, could adversely impact operations.

The validity of mining or exploration claims, concessions or rights, which constitute most of the Company’s property holdings, is often uncertain and may be contested. The Company has used commercially reasonable efforts, in accordance with industry standard, to investigate its title or claims to its various properties, however, no assurance can be given that applicable governments will not revoke or significantly alter the conditions of the applicable exploration and mining claims, concessions or rights or that such exploration and mining claims, concessions or rights will not be challenged by third parties. Although the Company has attempted to acquire satisfactory title to undeveloped properties, in accordance with mining industry practice it does not generally obtain title opinions until a decision is made to develop a property. As a result, some titles, particularly titles to undeveloped properties may be defective. Defective title to any of the Company’s exploration and mining claims, concessions or rights could result in litigation, insurance claims and potential losses affecting its business as a whole. There may be challenges to the title of any of the claims comprising the Company’s projects that, if successful, could impair development and operations. A defect could result in the Company losing all or a portion of its right, title, estate and interest in and to the properties to which the title defect relates.

In Mexico, while mineral rights are administered by the federal government through federally issued mining concessions, ejidos (communal owners of land recognized by the federal laws in Mexico) control surface or surface access rights to the land. An ejido may sell or lease lands directly to a private entity. While the Company has agreements or is in the process of negotiating agreements with the ejidos that impact all of its projects in Mexico, some of these agreements may be subject to renegotiation. In Bolivia, we sublease surface rights from cooperatives, through a series of “joint venture” contracts. Changes to the existing agreements or leases or failure to reach agreement in any negotiations may have a significant impact on operations at the Company’s projects and may, on occasion, lead to litigation.

Risks Relating to the Exchange Offer and the New Notes

You may be adversely affected if you fail to exchange Outstanding Notes

We will issue New Notes to you only if your Outstanding Notes are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Outstanding Notes. If you are eligible to participate in the exchange offer and do not tender your Outstanding Notes or if we do not accept your Outstanding Notes because you did not tender your Outstanding Notes properly, then, after we consummate the exchange offer, you will continue to hold Outstanding Notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any special interest with respect to the Outstanding Notes. In addition:

•

if you tender your Outstanding Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes; and

•

if you are a broker-dealer that receives New Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those New Notes.

After the exchange offer is consummated, if you continue to hold any Outstanding Notes, you may have difficulty selling them because there will be fewer Outstanding Notes outstanding.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes.

We have a significant amount of indebtedness. As of December 31, 2013, as adjusted to give effect to the issuance of the Outstanding Notes, Coeur would have had approximately $458.6 million of outstanding indebtedness, of which $3.3 million effectively ranked senior to the Notes. In addition, our total debt excludes $51.2 million for future minimum estimated gold production royalty payments due from our subsidiary Coeur Mexicana to Franco-Nevada. The liabilities associated with our gold production royalty payments increase as the price of gold increases. As of December 31, 2013, our non-guarantor subsidiaries would have had $761.1 million of total liabilities (including trade payables, deferred tax liabilities and royalty obligations, but excluding intercompany liabilities), all of which would have been structurally senior to the Notes.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Notes and our other debt;

•

limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements, or require us to make non-strategic divestitures;

•

require a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for and reacting to changes in the industry in which we compete;

•	place us at a disadvantage compared to other, less leveraged competitors; and

•	increase our cost of borrowing additional funds.

In addition, the Indenture contains financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt in the future. The terms of the Indenture do not fully prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

As of December 31, 2013, as adjusted to give effect to our issuance of the Outstanding Notes, Coeur would have had approximately $458.6 million of outstanding indebtedness, of which $3.3 million effectively ranked senior to the Notes. In addition, our total debt excludes $51.2 million for future minimum estimated gold production royalty payments due from our subsidiary Coeur Mexicana to Franco-Nevada. The liabilities associated with our gold production royalty payments increase as the price of gold increases. As of December 31, 2013, our non-guarantor subsidiaries would have had $761.1 million of total liabilities (including trade payables, deferred tax liabilities and royalty obligations, but excluding intercompany liabilities), all of which would have been structurally senior to the Notes. Our ability to make scheduled payments on or refinance our debt obligations, including the Notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the Notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Indenture will restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, we conduct substantially all of our operations through our subsidiaries, certain of which will not be guarantors of the Notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the Notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the Notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Indenture will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the Notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the Notes could declare all outstanding principal and interest to be due and payable, the lenders for any future secured indebtedness could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. Any of these events could result in your losing your investment in the Notes.

There are restrictions imposed by the terms of our indebtedness.

The operating and financial restrictions and covenants in the Indenture may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Any breach any of these restrictions or covenants, or material adverse change could have an adverse effect on our business, financial condition and results of operations. A breach could cause a default under the Notes and our other debt. Our indebtedness may then become immediately due and payable. We may not have or be able to obtain sufficient funds to make these accelerated payments, including payments on the Notes.

In addition, the Indenture restricts, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, amalgamate, merge or sell all or substantially all of our assets.

If we fail to comply with these covenants, we would be in default under the Indenture, and the principal and accrued interest on the Notes would become due and payable. See “Description of the New Notes—Certain Covenants.”

The New Notes and the guarantees will be effectively subordinated to any of our and our guarantors’ secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The New Notes and the guarantees will not be secured by any of our and our guarantors’ assets. As a result, the New Notes and the guarantees will be effectively subordinated to our and our guarantors’ future secured indebtedness with respect to the collateral that secures such indebtedness. In addition, we may incur additional secured debt in the future. Upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding involving us or such guarantor, the proceeds from the sale of collateral securing any secured indebtedness will be available to pay obligations on the Notes only after such secured indebtedness has been paid in full. As a result, the holders of the New Notes may receive less, ratably, than the holders of secured debt in the event of a bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding involving us or such guarantor.

The New Notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the New Notes, which include all of our non-domestic subsidiaries and certain other subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the New Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of New Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us or any guarantor.

For the year ended December 31, 2013, our non-guarantor subsidiaries represented 64% of our sales of metals and 120% of our operating loss (excluding write-downs). As of December 31, 2013, our non-guarantor subsidiaries represented 75% of our total assets and 66% of our total liabilities (including trade payables, deferred tax liabilities and royalty obligations, but excluding intercompany liabilities), all of which would have been structurally senior to the Notes.

Many of the covenants contained in the Indenture will be suspended if the Notes are rated investment grade by Standard & Poor’s and Moody’s and no default or event of default has occurred and is continuing.

Many of the covenants in the Indenture will be suspended if the Notes are rated investment grade by Standard & Poor’s and Moody’s provided at such time no default or event of default has occurred and is continuing. The covenants will restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the Notes will ever be rated investment grade. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the Notes are subsequently downgraded below investment grade. See “Description of the New Notes—Certain Covenants—Changes in Covenants when Notes Rated Investment Grade.”

The Notes will be subject to a change of control provision, but we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a change of control.

Under the Indenture, upon the occurrence of a defined change of control, we will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the Notes. Our failure to make or complete a change of control offer would place us in default under the Indenture.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the Indenture will include a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state statutes allow courts, under certain circumstances, to void guarantees and require Note holders to return payments received from guarantors.

The New Notes will be guaranteed by certain of our existing and future subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws, if a bankruptcy or insolvency proceeding or a lawsuit is commenced by or on behalf of us or one of our guarantors or by our unpaid creditors or the unpaid creditors of one of our guarantors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the New Notes to that guarantor’s other debt or take other action detrimental to the holders of the New Notes and the guarantees of the New Notes, if among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

•	was a defendant in an action for money damages or had a judgment for money damages docketed against it, if in either case, after final judgment the judgment is unsatisfied.

In those cases where our solvency or the solvency of one of our guarantors is a relevant factor, the measures of insolvency will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as it becomes due.

We cannot be sure as to the standard that a court would use to determine whether or not a party was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

There is no established trading market for the New Notes.

We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the New Notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the New Notes may be adversely affected. In that case, you may not be able to sell your New Notes at a particular time or at a favorable price.

Our credit ratings may not reflect all risks associated with an investment in the New Notes.

Credit rating agencies rate our debt securities on factors that include our results of operations, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the New Notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Outstanding Notes in like principal amount. We will cancel all Outstanding Notes exchanged for New Notes in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2013		2012	2011	2010		2009
Ratio of earnings to fixed charges(1)	N/A	(2)	4.62x	6.19x	N/A	(2)	N/A	(2)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, and less interest capitalized. Fixed charges consist of interest and that portion of rent deemed representative of interest.
(2)	N/A—represents coverage ratio of less than 1. Our earnings were inadequate to cover fixed charges for 2009, 2010 and 2013. The amounts by which earnings were inadequate to cover fixed charges were approximately $96.0 million in 2009, $97.7 million in 2010 and $804.5 million in 2013. Earnings were sufficient to cover fixed charges in 2011 and 2012.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND PRODUCTION DATA

The summary historical consolidated financial and production data set forth below are not necessarily indicative of our future results of operations or financial condition. The summary historical consolidated financial data as of December 31, 2012 and 2013 and for the years ended December 31, 2011, 2012 and 2013 have been derived from our audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) included in this prospectus. The summary historical consolidated financial data as of December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP not included in this prospectus.

Historical results are not necessarily indicative of results that may be expected for any future period. You should read this summary historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements included in this prospectus, including the accompanying notes.

	Year Ended December 31,
	2013	2012	2011	2010	2009
Income Statement Data:
Sales of metal	$745,994	$895,492	$1,021,200	$515,457	$300,361
Production costs applicable to sales	(463,663)	(454,562)	(419,547)	(257,636)	(191,311)
Depreciation and depletion	(232,879)	(218,857)	(224,500)	(141,619)	(81,376)

Gross profit	49,452	222,073	377,153	116,202	27,674

Costs and expenses
Administrative and general	55,343	32,977	31,379	24,176	22,070
Exploration	22,360	26,270	19,128	14,249	13,056
Litigation settlement	32,046	—	—	—	—
Loss on impairment and other	772,993	5,825	—	—	—
Pre-development, care, maintenance and other	11,869	1,261	19,441	2,877	1,468

Total costs and expenses	894,611	66,333	69,948	41,302	36,594

Operating income (loss)	(845,159)	155,740	307,205	74,900	(8,920)

Other income (expense)
Gains (loss) on debt extinguishments	—	(1,036)	(5,526)	(20,300)	31,528
Fair value adjustments, net	82,768	(23,487)	(52,050)	(117,094)	(82,227)
Other than temporary impairment of marketable securities	(18,308)	(605)	—	—	—
Interest income and other, net	13,323	15,041	(6,610)	771	1,648
Interest expense, net of capitalized interest	(41,303)	(26,169)	(34,774)	(30,942)	(18,102)

Total other income (expense)	36,480	(36,256)	(98,960)	(167,565)	(67,153)

Income (loss) from continuing operations before income taxes	(808,679)	119,484	208,245	(92,665)	(76,073)
Income tax benefit (provision)	158,116	(70,807)	(114,746)	9,481	33,071

Income (loss) from continuing operations	(650,563)	48,677	93,499	(83,184)	(43,002)
Income (loss) from discontinued operations	—	—	—	(6,029)	(9,601)
Gain (loss) on sale of net assets of discontinued operation	—	—	—	(2,095)	25,537

Net income (loss)	$(650,563)	$48,677	$93,499	$(91,308)	$(27,066)
Other comprehensive income (loss)	2,815	(2,746)	(4,975)	(5)	—

Comprehensive income (loss)	$(647,748)	$45,931	$88,524	$(91,313)	$(27,066)

Basic and Diluted Income (Loss) Per Share
Basic income (loss) per share:
Income (loss) from continuing operations	$(6.65)	$0.54	$1.05	$(0.95)	$(0.6)
Income (loss) from discontinued operations	—	—	—	(0.10)	0.22
Net income (loss)	$(6.65)	$0.54	$1.05	$(1.05)	$(0.38)
Diluted income (loss) per share:
Income (loss) from continuing operations(1),(2)	$(6.65)	$0.54	$1.04	$(0.95)	$(0.6)
Income (loss) from discontinued operations(1),(2)	—	—	—	(0.1)	0.22

Net income (loss)	$(6.65)	$0.54	$1.04	$(1.05)	$(0.38)

Weighted average number of shares of common stock
Basic	97,864	89,437	89,383	87,185	71,565
Diluted	97,864	89,603	89,725	87,185	71,565

	December 31,
	2013	2012	2011	2010	2009
Balance Sheet Data:
Total assets	$2,885,978	$3,221,401	$3,264,441	$3,157,527	$3,054,035
Working capital	$386,669	$167,930	$212,862	$(4,506)	$(2,572)
Long-term liabilities	$1,010,850	$784,869	$875,639	$846,043	$867,381
Stockholders’ equity	$1,730,567	$2,198,280	$2,136,721	$2,040,767	$1,998,046

(1)	Effective July 1, 2009, we sold to Perilya Broken Hill Ltd. our 100% interest in the silver contained at the Broken Hill mine for $55.0 million in cash. We originally purchased this interest from Perilya Broken Hill, Ltd. in September 2005 for $36.9 million. As a result of this transaction, we realized a gain on the sale of approximately $25.5 million, net of income taxes, in 2009.
(2)	In August 2010, we sold our 100% interest in subsidiary Minera Cerro Bayo to Mandalay. We realized a loss on the sale of approximately $2.1 million, net of income taxes.

THE EXCHANGE OFFER

General

When we sold the Outstanding Notes on March 12, 2014, Coeur Mining, as issuer, entered into a registration rights agreement (the “Registration Rights Agreement”) with the guarantors and Barclays Capital Inc., as initial purchaser. Under the Registration Rights Agreement, Coeur Mining and the guarantors agreed:

•

to prepare and file the registration statement of which this prospectus forms a part, regarding the exchange of the New Notes which will be registered under the Securities Act for the Outstanding Notes;

•	to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act;

•	to use our commercially reasonable efforts to commence and consummate the exchange offer on or prior to September 8, 2014;

•	to hold the exchange offer open for at least 20 business days; and

•	to complete the exchange offer no later than 35 business days after the commencement of the exchange offer.

For each Outstanding Note validly tendered pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of such Outstanding Note will receive in exchange a New Note having a principal amount equal to that of the tendered Outstanding Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the tendered Outstanding Note in exchange therefor or, if no interest has been paid on such Outstanding Note, from the date of the original issue of such Outstanding Note.

Shelf Registration

Under the Registration Rights Agreement, we also agreed to use our commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the Outstanding Notes and to keep that shelf registration statement continuously effective for a period of at least two years (as may be extended pursuant to the Registration Rights Agreement) following March 12, 2014, or such shorter period as will terminate when all Entitled Securities (as defined in the Registration Rights Agreement) covered by such shelf registration statement have been sold pursuant thereto or are no longer Entitled Securities, in the event that:

(1)	we and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of Entitled Securities notifies us prior to the 20th business day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer;

(b)	it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns Notes acquired directly from Coeur or an affiliate of Coeur.

We will, in the event of such a shelf registration, provide to each participating holder of Outstanding Notes copies of any registration statement or prospectus for such holder’s reasonable review and comment, furnish copies of the registration statement and prospectus to such holders and take certain other actions to permit resales of the Outstanding Notes. A holder of Outstanding Notes that sells Notes under the shelf registration statement generally will be required to make certain representations to us, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the

Registration Rights Agreement that are applicable to such a holder of Outstanding Notes (including certain indemnification obligations). Holders of Outstanding Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Outstanding Notes for registered Notes in the exchange offer.

Special Interest on Outstanding Notes

If a registration default occurs, then additional interest shall accrue on the principal amount of the Outstanding Notes that are Entitled Securities at a rate of 0.25% per annum for the 90-day period immediately following the occurrence of such registration default. The rate of the special interest shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum rate of special interest for all registration defaults of 1.0% per annum of the principal amount of the Entitled Securities outstanding. The special interest will cease to accrue when the registration default is cured. A registration default occurs if (i) the exchange offer is not consummated on or prior to September 8, 2014; (ii) we and the guarantors fail to file any required shelf registration statement on or before the deadline specified in the Registration Rights Agreement; (iii) any such shelf registration statement is not declared effective by the SEC on or prior to the deadline specified in the Registration Rights Agreement; (iv) we and the guarantors fail to consummate the exchange offer within 35 business days after the commencement of the exchange offer; or (v) the shelf registration statement or the registration statement of which this prospectus forms a part is declared effective but thereafter ceases to be effective or usable in connection with resales of Entitled Securities during the periods specified in the Registration Rights Agreement. A registration default is cured, and special interest ceases to accrue with respect to Entitled Securities, when the exchange offer is completed or the shelf registration statement is filed or declared effective or the registration statement of which this prospectus forms a part or the shelf registration statement is again declared effective or made usable, as applicable.

Any amounts of special interest due will be payable in cash on the same original interest payment dates as interest on the Outstanding Notes is payable. The New Notes will be accepted for clearance through DTC.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange Outstanding Notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We have agreed to use all commercially reasonable efforts to keep the registration statement effective for at least 20 business days from the date notice of the exchange offer is mailed. The expiration date for the exchange offer is 5:00 p.m., New York City time, on May 9, 2014, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Outstanding Notes, except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and special interest provisions contained in the Outstanding Notes.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any Outstanding Notes;

•	to terminate the exchange offer and not accept any Outstanding Notes for exchange if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment of the exchange offer as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Outstanding Notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Offer Procedures

When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who wishes to tender Outstanding Notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York Mellon, the exchange agent, at the address set forth below under the heading “The Exchange Agent;” or

•

if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “The Exchange Agent.”

In addition, either:

•	the exchange agent must receive the certificates for the Outstanding Notes and the letter of transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the Outstanding Notes, the letter of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•	by a holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is an “eligible guarantor institution” (as defined in Rule 17Ad-15 of the Exchange Act) meeting the requirements of the registrar for the Notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the Notes in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the signer of the letter of transmittal, the Outstanding Notes surrendered for exchange must be endorsed by the registered holder, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Outstanding Notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any Outstanding Note improperly tendered;

•	refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Note either before or after the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender Outstanding Notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular Outstanding Notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any such persons incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the Outstanding Notes tendered for exchange signs the letter of transmittal, the tendered Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Outstanding Notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal, any Outstanding Notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that, among other things, the person acquiring New Notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the New Notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we intend to accept, promptly after the expiration date, all Outstanding Notes properly tendered and issue New Notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Outstanding Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

For each Outstanding Note accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from February 1, 2014 or, if later, the most recent date to which interest has been paid. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the Registration Rights Agreement, we may be required to make additional payments in the form of special interest to the holders of the Outstanding Notes under circumstances relating to the timing of the exchange offer, as discussed above.

In all cases, we will issue New Notes in the exchange offer for Outstanding Notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes denominated in dollars by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of Outstanding Notes tendered in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of Outstanding Notes desires to tender such Notes and the holder’s Outstanding Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the Outstanding Notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that by 5:00 p.m., New York City time, on the third business day after the date of execution and delivery of the notice of guaranteed delivery (which execution and delivery must occur no later than the expiration date), the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, by 5:00 p.m., New York City time, on the third business day after the date of execution and delivery of the notice of guaranteed delivery (which execution and delivery must occur no later than the expiration date).

Withdrawal Rights

You may withdraw tenders of your Outstanding Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes; and

•	where certificates for Outstanding Notes are transmitted, specify the name in which such Outstanding Notes are registered, if different from that of the withdrawing holder.

If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those Outstanding Notes without cost to the holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, the Outstanding Notes withdrawn will be credited to an account maintained with DTC for the Outstanding Notes. The Outstanding Notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be re-tendered by following one of the procedures described under “—Exchange Offer Procedures” at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue New Notes in the exchange offer for, any Outstanding Notes. We may terminate or amend the exchange offer at any time before the acceptance of Outstanding Notes for exchange if:

•	the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indenture governing the New Notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•

any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable New Notes in the exchange offer. See “—Consequences of Failure to Exchange Outstanding Notes”;

•

any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•

any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Outstanding Notes or the New Notes to be issued in the exchange offer.

The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

The Bank of New York Mellon has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

To: The Bank of New York Mellon (as “Exchange Agent”) c/o The Bank of New York Mellon Corporation 111 Sanders Creek Parkway East Syracuse, NY 13057 Attention: Adam DeCapio

By Facsimile Transmission (for Eligible Institutions Only): (732) 667-9408

Confirm by Telephone: (315) 414-3360

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

•	the SEC registration fee;

•	fees and expenses of the exchange agent and the trustee;

•	accounting and legal fees;

•	printing fees; and

•	other related fees and expenses.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the New Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their Outstanding Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange.

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the Indenture regarding the transfer and exchange of the Outstanding Notes and the existing restrictions on transfer set forth in the legend on the Outstanding Notes and in the offering memorandum dated March 7, 2014, relating to the Outstanding Notes. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to provide for the registration under the Securities Act of such Outstanding Notes. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the Outstanding Notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the Outstanding Notes will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances.

Holders of the Old Notes, the New Notes and any Outstanding Notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the Indenture.

Consequences of Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by holders of those New Notes, other than by any holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. The New Notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the New Notes issued in the exchange offer.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of ours;

•

it is not engaged in, and does not intend to engage in, a distribution of the New Notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of New Notes issued in the exchange offer;

•	it is acquiring the New Notes issued in the exchange offer in the ordinary course of its business; and

•	it is not acting on behalf of a person who could not make the three preceding representations.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes must acknowledge that:

•	such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of New Notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its Outstanding Notes directly from us:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

•	must also be named as a selling holder of the New Notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

In addition, to comply with state securities laws of certain jurisdictions, the New Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the New Notes. We have agreed in the Registration Rights Agreement that, prior to any public offering of transfer restricted Notes, we will cooperate with the exchanging holders and their counsel in connection with the registration and qualification of the transfer restricted Notes under the securities or blue sky laws of such jurisdictions as the exchanging holders may request and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the transfer restricted Notes. We are not required to register or qualify as a foreign corporation where we are not now so qualified or to take any action that would subject us to the service of process in suits or to taxation, in any jurisdiction where we are not now so subject.

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under “—Certain Definitions.” In this description, the term “Coeur” refers only to Coeur Mining, Inc. and not to any of its Subsidiaries. Coeur will issue the New Notes under an indenture dated as of January 29, 2013, among itself, the Guarantors party thereto and The Bank of New York Mellon, as trustee, as amended by a supplemental indenture, dated as of December 16, 2013, and as further amended by the Second Supplemental Indenture, dated as of March 12, 2014 (as amended and supplemented, the “Indenture”). We refer to the New Notes, the Old Notes and the Outstanding Notes, collectively, as the “Notes.”

The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The terms of the New Notes are identical in all material respects to the terms of the Outstanding Notes, except the New Notes will not contain terms with respect to transfer restrictions, registration or any increase in annual interest rate.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, not the summary below, defines your rights as holders of the Notes. Copies of the Indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The New Notes will:

•

form a single series of debt securities with the Old Notes and any Outstanding Notes not exchanged in the exchange offer, which series is expected to have an aggregate principal amount of $450,000,000 upon completion of the exchange offer;

•	bear the same CUSIP number as the $299,880,000 aggregate principal amount of Prior Exchange Notes and be fungible with such Prior Exchange Notes;

•	be general unsecured obligations of Coeur;

•	be effectively subordinated to all existing and future secured Indebtedness of Coeur to the extent of the value of the collateral securing such Indebtedness;

•	be pari passu in right of payment with all existing and future unsecured senior Indebtedness of Coeur;

•	be senior in right of payment to any future subordinated Indebtedness of Coeur; and

•	be unconditionally Guaranteed by the Guarantors.

The Note Guarantees

The Old Notes and Outstanding Notes are Guaranteed by, and the New Notes will be Guaranteed initially by, Coeur’s subsidiaries Coeur Alaska, Inc., Coeur Capital, Inc., Coeur Explorations, Inc., Coeur Rochester, Inc. and Coeur South America Corp. In addition, the Notes, including the New Notes, will be Guaranteed by each of Coeur’s Restricted Subsidiaries that guarantees any Indebtedness of Coeur, which other Indebtedness exceeds $20.0 million in aggregate principal amount.

Each Note Guarantee:

•	will be a general unsecured obligation of the Guarantor;

•	will be effectively subordinated to all existing and future secured Indebtedness of such Guarantor, to the extent of the value of the assets of such Guarantor securing such Indebtedness;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Not all of our Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. For the year ended December 31, 2013, our non-guarantor subsidiaries represented 64% of our sales of metals and 120% of our operating loss (excluding write-downs). As of December 31, 2013, our non-guarantor subsidiaries represented 75% of our total assets and 66% of our total liabilities (including trade payables, deferred tax liabilities and royalty obligations, but excluding intercompany liabilities).

Upon the closing of this offering, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

Coeur may issue additional Notes under the Indenture from time to time after this offering. Any issuance of additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Old Notes, the Outstanding Notes, the New Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Coeur will issue New Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on February 1, 2021.

Interest on the New Notes will accrue at the rate of 7.875% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2014. Interest on overdue principal, interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. Coeur will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

Interest on the New Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of Notes has given wire transfer instructions to Coeur, Coeur will pay all principal of, premium on, if any, and interest and Special Interest, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Coeur elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Coeur may change the paying agent or registrar without prior notice to the holders of the Notes, and Coeur or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Coeur will not be required to transfer or exchange any Note selected for redemption. Also, Coeur will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantees

The Old Notes and Outstanding Notes are Guaranteed by, and the New Notes will be Guaranteed initially by, Coeur’s subsidiaries Coeur Alaska, Inc., Coeur Capital, Inc., Coeur Explorations, Inc., Coeur Rochester, Inc. and Coeur South America Corp. In addition, the Notes, including the New Notes, will be Guaranteed by each of Coeur’s Restricted Subsidiaries that guarantees any Indebtedness of Coeur, which other Indebtedness exceeds $20.0 million aggregate principal amount, on a senior unsecured basis as described under “—Certain Covenants—Additional Note Guarantees.” These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—Federal and state statutes allow courts, under certain circumstances, to void guarantees and require Note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Coeur or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the Indenture and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Coeur or a Restricted Subsidiary of Coeur, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Coeur or a Restricted Subsidiary of Coeur, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of Coeur as a result of the sale or other disposition;

(3)	if Coeur designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)

if the Guarantor ceases to be a borrower or guarantor under all Credit Facilities and is released or discharged from all obligations thereunder and such Guarantor is released or discharged from its Guarantee of any other Indebtedness of Coeur in excess of $20.0 million in aggregate principal amount, including the Guarantee that resulted in the obligation of such Guarantor to Guarantee the Notes; provided that if such Person has incurred any Indebtedness in reliance on its status as a Guarantor under the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” such Guarantor’s obligations under such Indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(5)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to February 1, 2016, Coeur may on any one or more occasions redeem up to 35% of the original aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of additional Notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 107.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with an amount of cash no greater than the net cash proceeds of all Equity Offerings by Coeur since the Issue Date; provided that:

(1)	at least 65% (calculated after giving effect to any issuance of additional Notes) of the original aggregate principal amount of Notes issued under the Indenture (excluding Notes held by Coeur and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 120 days of the date of the closing of such Equity Offering.

At any time prior to February 1, 2017, Coeur may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

In addition, under certain circumstances following the completion of a Change of Control Offer as further described below under the caption “—Repurchase at the Option of Holders—Change of Control,” Coeur may redeem all of the Notes that then remain outstanding at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Except pursuant to the preceding paragraphs, the Notes will not be redeemable at Coeur’s option prior to February 1, 2017.

On or after February 1, 2017, Coeur may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	103.938%
2018	101.969%
2019 and thereafter	100.000%

Unless Coeur defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Coeur is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require Coeur to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Coeur will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Coeur will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Coeur will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Coeur will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, Coeur will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Coeur.

The paying agent will promptly mail or wire transfer to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Coeur will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Coeur to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Coeur repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Coeur will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Coeur and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Coeur and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Coeur to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Coeur and its Subsidiaries taken as a whole to another Person or group may be uncertain.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and Coeur, or any third party making a Change of Control Offer in lieu of Coeur as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, Coeur or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest thereon to the date of redemption.

Asset Sales

Coeur will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Coeur (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Coeur or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Coeur’s most recent consolidated balance sheet, of Coeur or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Coeur or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, Notes or other obligations received by Coeur or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Coeur or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any Designated Non-cash Consideration received by Coeur or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $55.0 million and (y) 1.75% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(d)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Coeur (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Indebtedness that is secured by a Lien;

(2)

to repay Obligations under other Indebtedness (other than Disqualified Stock or subordinated Indebtedness), other than Indebtedness owed to Coeur or an Affiliate of Coeur; provided that Coeur shall equally and ratably reduce the Obligations under the Notes as provided under “—Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Special Interest, if any, on the amount of the Notes that would otherwise be prepaid;

(3)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Coeur;

(4)	to make a capital expenditure; or

(5)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided that, in the case of clauses (3) and (5) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Coeur or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of the date thereof; provided that if any commitment is later canceled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds from and after the date of such cancelation or termination.

Pending the final application of any Net Proceeds, Coeur (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within five days thereof, Coeur will make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Coeur may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and the applicable agent shall select such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by Coeur so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Political Risk Insurance

We do not currently carry political risk insurance. However, if in the future the aggregate amount of Excess Political Risk Insurance Proceeds (for the avoidance of doubt, after giving effect to the payment of amounts described in clause (i) or (ii) of the definition of Excess Political Risk Insurance Proceeds) exceeds $10.0 million, within five business days thereof, Coeur will make an offer (a “Political Risk Insurance Offer”) to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of political risk insurance covering the San Bartolomé Mine to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Political Risk Insurance Proceeds. The offer price in any Political Risk Insurance Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Political Risk Insurance Proceeds remain after consummation of a Political Risk Insurance Offer, Coeur may use those Excess Political Risk Insurance Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Political Risk Insurance Offer exceeds the amount of Excess Political Risk Insurance Proceeds, the trustee will select the Notes and the applicable agent shall select such other pari passu Indebtedness to be purchased on a pro rata basis (or, in case of Notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” by lot or otherwise in accordance with the applicable procedures of The Depository Trust Company (“DTC”)) unless otherwise required by law or applicable stock exchange, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by Coeur so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Political Risk Insurance Offer, the amount of Excess Political Risk Insurance Proceeds will be reset at zero.

Coeur will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer, an Asset Sale Offer or a Political Risk Insurance Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control, Asset Sale or Political Risk Insurance provisions of the Indenture, Coeur will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control, Asset Sale or Political Risk Insurance provisions of the Indenture by virtue of such compliance.

The agreements governing Coeur’s other Indebtedness may contain prohibitions of certain events, including events that would constitute a Change of Control, an Asset Sale or a Political Risk Insurance Event and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require Coeur to repurchase the Notes upon a Change of Control, an Asset Sale or a Political Risk Insurance Event could cause a default under these other agreements, even if the Change of Control, Asset Sale or Political Risk Insurance Event itself does not, due to the financial effect of such repurchases on Coeur. In the event a Change of Control, an Asset Sale or a Political Risk Insurance Event occurs at a time when Coeur is prohibited from purchasing Notes, Coeur could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Coeur does not obtain a consent or repay those borrowings, Coeur will remain prohibited from purchasing Notes. In that case, Coeur’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, Coeur’s ability to pay cash to the holders of Notes upon a repurchase may be limited by Coeur’s then-existing financial resources. See “Risk Factors—Risks Related to the Notes—The notes will be subject to a change of control provision, but we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control.”

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis (or, in the case of Notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” by lot or otherwise in accordance with applicable procedures of DTC) unless otherwise required by law or applicable stock exchange or depositary requirements.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first-class mail (or, in the case of Notes issued in global form, electronic transmission) at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed (or electronically transmitted to DTC) more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

If on any date following the date of the Indenture:

(1)	the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of Coeur, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Coeur as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)	“—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	“—Transactions with Affiliates;”

(6)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets;”

(7)	clauses (1)(a) and (2) of the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions;” and

(8)	“—Additional Note Guarantees.”

During any period that the foregoing covenants have been suspended, Coeur’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended or for any other failure to comply with any suspended covenants during a period when the covenants were suspended.

There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

Coeur will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Coeur’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Coeur or any of its Restricted Subsidiaries) or to the direct or indirect holders of Coeur’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Coeur and other than dividends or distributions payable to Coeur or a Restricted Subsidiary of Coeur);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Coeur) any Equity Interests of Coeur or any direct or indirect parent of Coeur;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Coeur or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Coeur and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	Coeur would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Coeur and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (11) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of Coeur for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Coeur’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of property and marketable securities received by Coeur since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Coeur (other than in a Permitted Warrant Transaction) or from the issue or sale of convertible or exchangeable Disqualified Stock of Coeur or convertible or exchangeable debt securities of Coeur, in each case that have been converted into or exchanged for Qualifying Equity Interests of Coeur (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Coeur); plus

(3)	to the extent that any Restricted Investment that was made after the date of the Indenture is (a) sold or otherwise cancelled, liquidated or repaid, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of Coeur that is a Guarantor, the initial amount of such Restricted Investment (or, if less, the amount of cash or the fair market value, as determined in good faith by the Board of Directors, of property and marketable securities, in each case received upon repayment or sale); plus

(4)	to the extent that any Unrestricted Subsidiary of Coeur designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the Fair Market Value of Coeur’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Indenture; plus

(5)	100% of any dividends received in cash and the fair market value, as determined in good faith by the Board of Directors, of property and marketable securities received by Coeur or a Restricted Subsidiary of Coeur that is a Guarantor after the date of the Indenture from an Unrestricted Subsidiary of Coeur, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Coeur for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Coeur) of, Equity Interests of Coeur (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Coeur; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the Indenture;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Coeur to the holders of its Equity Interests on a pro rata basis;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Coeur or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Coeur or any Restricted Subsidiary of Coeur held by any current or former officer, director, employee or consultant of Coeur or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan, shareholders’ agreement or any other management or employee benefit plan or agreement or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15.0 million in any twelve-month period (with unused amounts in any twelve-month period being carried over to the next succeeding twelve-month period, but no further);

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Coeur or any preferred stock of any Restricted Subsidiary of Coeur issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by Coeur or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)	the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the date of the Indenture not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by Coeur or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(10)	any payments in connection with a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of Coeur’s common stock upon net share settlement thereof or (b) by (i) set-off against the related Permitted Bond Hedge Transaction and (ii) payment of an early termination amount thereof in common stock upon any early termination thereof;

(11)	the repurchase, redemption or other acquisition or retirement for value of any Indebtedness that is contractually subordinated to the Notes or to any Note Guarantee (a) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control pursuant to provisions similar to those described under the caption “—Repurchase at the Option of Holders—Change of Control” or (b) at a purchase price not greater than 100% of the principal amount of such Indebtedness pursuant to provisions similar to those described under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(12)	so long as no Default or Event of Default has occurred and is continuing, the purchase of Equity Interests of Coeur in an aggregate amount not to exceed $20.0 million since the date of the Indenture; and

(13)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the Indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Coeur or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Coeur whose resolution with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

Coeur will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Coeur will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Coeur may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Coeur’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Coeur and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum amount drawable thereunder) not to exceed, as of any date of incurrence, the greater of (x) $200.0 million and (y) 6.5% of Consolidated Net Tangible Assets as of such date of incurrence; provided that if Coeur or any of its Restricted Subsidiaries applies any Political Risk Insurance Proceeds to repay any Indebtedness under a Credit Facility, such amount under clause (x) shall be reduced to $175.0 million, following such repayments in an aggregate amount equal to or exceeding $50.0 million and less than $100.0 million since the date of the Indenture and shall be reduced to $150.0 million, following such repayments in an aggregate amount equal to or exceeding $100.0 million since the date of the Indenture;

(2)	the incurrence by Coeur and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Coeur and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees and the exchange Notes and related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by Coeur or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Coeur or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, as of any date of incurrence, the greater of (x) $80.0 million and (y) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence;

(5)	the incurrence by Coeur or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (16) of this paragraph;

(6)	the incurrence by Coeur or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Coeur and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Coeur or any Guarantor is the obligor on such Indebtedness and the payee is not Coeur or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of Coeur, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Coeur or a Restricted Subsidiary of Coeur and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Coeur or a Restricted Subsidiary of Coeur, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Coeur or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Coeur’s Restricted Subsidiaries to Coeur or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Coeur or a Restricted Subsidiary of Coeur; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Coeur or a Restricted Subsidiary of Coeur, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Coeur or any of its Restricted Subsidiaries of Indebtedness consisting of Hedging Obligations or Treasury Management Arrangements in the ordinary course of business;

(9)	the guarantee by Coeur or any of the Guarantors of Indebtedness of Coeur or a Restricted Subsidiary of Coeur to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Coeur or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, performance, bid, surety, appeal, reclamation, remediation and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(11)	the incurrence by Coeur or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	Indebtedness of any Person incurred and outstanding on or prior to the date on which such Person became a Restricted Subsidiary of Coeur or was acquired by, or merged into or arranged or consolidated with, Coeur or any of its Restricted Subsidiaries (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of or was otherwise acquired by Coeur); provided, however, that on the date that such Person became a Restricted Subsidiary or was otherwise acquired by Coeur, either: (a) Coeur would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (12); or (b) the Fixed Charge Coverage Ratio of Coeur and its Restricted Subsidiaries would have been greater than such ratio immediately prior to such acquisition, merger, arrangement or consolidation, in each case after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);

(13)	Indebtedness consisting of unpaid insurance premiums owed to any Person providing property, casualty, liability or other insurance to Coeur or any Restricted Subsidiary in any fiscal year, pursuant to reimbursement or indemnification obligations to such Person; provided that such Indebtedness is incurred only to defer the cost of such unpaid insurance premiums for such fiscal year and is outstanding only during such fiscal year;

(14)	Indebtedness of Coeur, to the extent the net proceeds thereof are substantially concurrently (a) used to purchase Notes tendered in connection with a Change of Control Offer or (b) deposited to defease the Notes as described under “—Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”;

(15)	Indebtedness under the Franco-Nevada Agreement; and

(16)	the incurrence by Coeur or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed, as of any date of incurrence, the greater of (x) $75.0 million and (y) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence.

Coeur will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Coeur or such Guarantor unless such Indebtedness will be contractually subordinated in right of payment to the Notes and the applicable Note Guarantee to at least the same extent as such other Indebtedness; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Coeur solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Coeur will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Coeur as accrued. For purposes of determining compliance with any U.S.-dollar-denominated restriction on the incurrence of Indebtedness, the U.S.-dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Coeur or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Coeur will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless contemporaneously therewith:

(1)	in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of Coeur or such Restricted Subsidiary, as the case may be; and

(2)	the case of any Lien securing Indebtedness subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same assets of Coeur or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated Indebtedness.

Dividend and other Payment Restrictions Affecting Restricted Subsidiaries

Coeur will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Coeur or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Coeur or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make loans or advances to Coeur or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to Coeur or any Restricted Subsidiary to other Indebtedness incurred by Coeur or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its properties or assets to Coeur or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings, in the good faith judgment of Coeur, (x) are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture and (y) will not materially affect Coeur’s ability to make anticipated principal and interest payments on the Notes when due;

(2)	the Indenture, the Notes and the Note Guarantees;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that in the good faith judgment of Coeur, such encumbrances and restrictions will not materially affect Coeur’s ability to make anticipated principal and interest payments on the Notes when due;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Coeur or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6)	customary non-assignment provisions in leases, subleases, licenses and other contracts entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of all or a portion of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that, in the good faith judgment of Coeur, the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness (x) are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced and (y) will not materially affect Coeur’s ability to make anticipated principal and interest payments on the Notes when due;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Coeur will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Coeur is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Coeur and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Coeur is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Coeur) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Coeur) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Coeur under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	Coeur or the Person formed by or surviving any such consolidation or merger (if other than Coeur), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for Coeur for such four-quarter period; and

(5)	Coeur has delivered to the trustee an Officer’s Certificate and an opinion of counsel, each stating that any such event complies with the foregoing.

In addition, Coeur will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Coeur and any one or more of its Restricted Subsidiaries or between or among any one or more of Coeur’s Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of Coeur with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating Coeur in another jurisdiction.

Transactions with Affiliates

Coeur will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Coeur (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Coeur or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Coeur or such Restricted Subsidiary with an unrelated Person; and

(2)	Coeur delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors of Coeur set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Coeur; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to Coeur or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Coeur or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Coeur and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Coeur) that is an Affiliate of Coeur solely because Coeur owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Coeur or any of its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Coeur to Affiliates of Coeur;

(6)	Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments” and Permitted Investments;

(7)	any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the holders of Notes in any material respect than the terms of the agreements in effect on the Issue Date;

(8)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with Coeur or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation and any amendment thereto (so long as any such amendment is not more disadvantageous to the holders of Notes in any material respect than the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation);

(9)	transactions between Coeur or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of Coeur or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of Coeur or such Restricted Subsidiary, as the case may be, on any matter involving such other Person; and

(10)	any transaction or series of related transactions for which Coeur or any of its Restricted Subsidiaries delivers to the trustee an opinion as to the fairness to Coeur or the applicable Restricted Subsidiary of such transaction or series of related transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national recognized standing qualified to perform the task for which it has been engaged.

Business Activities

Coeur will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Coeur and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

Coeur will cause each of its Restricted Subsidiaries that is not a Guarantor and that guarantees, on the Issue Date or any time thereafter, any Indebtedness of Coeur, which other Indebtedness exceeds $20.0 million in aggregate principal amount, to become a Guarantor by executing a supplemental indenture and delivering an opinion of counsel satisfactory to the trustee within 10 business days thereafter.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Coeur may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Coeur and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Coeur. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Coeur may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Coeur as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Coeur as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Coeur will be in default of such covenant. The Board of Directors of Coeur may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Coeur; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Coeur of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

Coeur will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Coeur or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)	Coeur or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;” and

(2)	the transfer of assets in that sale and leaseback transaction is permitted by, and Coeur applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

Coeur will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Coeur will furnish to the trustee and to the holders of Notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Coeur were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Coeur’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Coeur were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, Coeur will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. Coeur will at all times comply with TIA § 314(a).

If Coeur is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Coeur will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Coeur will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Coeur’s filings for any reason, Coeur will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Coeur were required to file those reports with the SEC.

If Coeur has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Coeur and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Coeur.

In addition, Coeur and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)	failure by Coeur or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by Coeur or any of its Restricted Subsidiaries for 30 days after notice to Coeur by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5)	failure by Coeur or any of its Restricted Subsidiaries for 60 days after notice to Coeur by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Coeur or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Coeur or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7)	failure by Coeur or any Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Coeur and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments (net of any amounts covered by insurance policies issued by a reputable and creditworthy insurance company that is not contesting liability for such amounts) entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(8)	except as permitted by the Indenture, any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of Coeur and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of Coeur and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the Indenture with respect to Coeur or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Coeur, any Restricted Subsidiary of Coeur that is a Significant Subsidiary or any group of Restricted Subsidiaries of Coeur that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium, if any, and interest and Special Interest, if any.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Special Interest, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding Notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on the Notes.

Coeur is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Coeur is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Coeur or any Guarantor, as such, will have any liability for any obligations of Coeur or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Coeur may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, interest or Special Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2)	Coeur’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the Indenture, and Coeur’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, Coeur may, at its option and at any time, elect to have the obligations of Coeur and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the Notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Coeur must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of premium on, if any, interest and Special Interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Coeur must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Coeur must deliver to the trustee an opinion of U.S. tax counsel reasonably acceptable to the trustee confirming that (a) Coeur has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Coeur must deliver to the trustee an opinion of U.S. tax counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Coeur or any of the Guarantors is a party or by which Coeur or any of the Guarantors is bound;

(6)	Coeur must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by Coeur with the intent of preferring the holders of Notes over the other creditors of Coeur with the intent of defeating, hindering, delaying or defrauding any creditors of Coeur or others; and

(7)	Coeur must deliver to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium on, if any, interest or Special Interest, if any, on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, Coeur, the Guarantors and the trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for the assumption of Coeur’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Coeur’s or such Guarantor’s assets, as applicable;

(3)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any holder;

(4)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(5)	to conform the text of the Indenture, the Notes, the Note Guarantees to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Note Guarantees, which intent may be evidenced by an Officer’s Certificate to that effect;

(6)	to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or

(7)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Coeur, have been delivered to the trustee for cancellation; or

(b)	all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Coeur or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Special Interest, if any, on the Notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Coeur or any Guarantor is a party or by which Coeur or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	Coeur or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	Coeur has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, Coeur must deliver an Officer’s Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Coeur or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the registration rights agreement without charge by writing to Coeur Mining, Inc., 104 S. Michigan Avenue, Suite 900, Chicago, Illinois 60603, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The New Notes initially will be represented by one or more Notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Coeur takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Coeur that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Coeur that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium on, if any, interest and Special Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Coeur and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Coeur, the trustee nor any agent of Coeur or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Coeur that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the

Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Coeur. Neither Coeur nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and Coeur and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to transfer restrictions set forth under “Notice to Investors,” cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Coeur that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Coeur, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies Coeur that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Coeur fails to appoint a successor depositary;

(2)	Coeur, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Same Day Settlement and Payment

Coeur will make payments in respect of the Notes represented by the Global Notes, including principal, premium, if any, interest and Special Interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Coeur will make all payments of principal, premium, if any, interest and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Coeur expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Coeur that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at February 1, 2017 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through February 1, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

The Applicable Premium shall be calculated by Coeur.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by Coeur or any of Coeur’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Coeur and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Coeur’s Restricted Subsidiaries or the sale by Coeur or any of Coeur’s Restricted Subsidiaries of Equity Interests in any of Coeur’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2)	a transfer of assets between or among Coeur and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Coeur to Coeur or to a Restricted Subsidiary of Coeur;

(4)	the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business (including the sale of gold and gold bearing material pursuant to the Franco-Nevada Agreement and other sales under forward contracts) and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Coeur, no longer economically practicable to maintain or useful in the conduct of the business of Coeur and its Restricted Subsidiaries taken as whole);

(5)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Coeur and its Restricted Subsidiaries;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	any exchange of assets for assets (including a combination of assets (which assets may include Capital Stock or any securities convertible into, or exercisable or exchangeable for, Capital Stock, but which assets may not include any Indebtedness) and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of Coeur and its Restricted Subsidiaries, taken as a whole, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $15.0 million shall be evidenced by an Officer’s Certificate and (b) $30.0 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of Coeur; provided that Coeur shall apply any cash or Cash Equivalents received in any such exchange of assets as described in the second paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

(11)	the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(12)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)	the issuance by a Restricted Subsidiary of preferred stock that is permitted by the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14)	any sale of Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary;

(15)	sales of assets received by Coeur or any Restricted Subsidiary upon foreclosures on a Lien;

(16)	the unwinding of any Hedging Obligations; and

(17)	any dispositions to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of 72 interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, Australian dollars, New Zealand dollars, Mexican pesos, Argentine pesos, Chilean pesos and Bolivian bolivianos or such other local currencies held by Coeur and its Subsidiaries, or in a demand deposit account in the name of Coeur or any Subsidiary, from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition and bankers’ acceptances with maturities not exceeding six months, in each case, with any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or better from either S&P or Moody’s, or carrying the equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500.0 million (or its foreign currency equivalent); provided that Cash Equivalents may include certificates of deposit and Eurodollar time deposits at a commercial bank that does not meet the ratings or capital requirements set forth above, in an aggregate amount at any time outstanding, not to exceed, as of any date of calculation, $1.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or carrying the equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments and, in each case, maturing within one year after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Coeur and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of Coeur;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Coeur, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Coeur are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Change of Control Payment” has the meaning assigned to that term in the Indenture governing the Notes.

“Change of Control Payment Date” has the meaning assigned to that term in the Indenture governing the Notes.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5)	all unusual or non-recurring charges or expenses and all restructuring charges; minus

(6)	any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (and loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss, will be excluded;

(2)	the net income (and loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Restricted Payments,” the net income (and loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to Coeur or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 and non-cash mark-to-market adjustments in respect of the Franco-Nevada Agreement will be excluded;

(6)	any amortization of deferred charges resulting from the application of Accounting Standards Codification 470-20—Debt With Conversion and Other Options will be excluded;

(7)	any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case pursuant to GAAP, will be excluded; and

(8)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, director or employees will be excluded.

“Consolidated Net Tangible Assets” means, as of any date, the total consolidated assets of Coeur and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Coeur that is available internally, minus all current liabilities of Coeur and its Restricted Subsidiaries reflected on such consolidated balance sheet and minus total goodwill and other intangible assets of Coeur and its Restricted Subsidiaries reflected on such consolidated balance sheet, all calculated on a consolidated basis in accordance with GAAP; provided that, for purposes of calculating “Consolidated Net Tangible Assets” for purposes of testing the covenants under the Indenture in connection with any transaction, the total consolidated assets, current liabilities, total goodwill and other intangible assets of Coeur and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination, including any such transactions occurring on the date of determination.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Coeur who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Convertible Indebtedness” means Indebtedness of Coeur (which may be Guaranteed by the Guarantors) permitted to be incurred under the terms of the Indenture that is either (a) convertible into common stock of Coeur (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Coeur and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Facilities” means, one or more debt facilities or commercial paper facilities, indentures or debt security or note issuances, in each case, with banks, investment banks, insurance companies, mutual funds or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, other borrowings, debt securities or note issuances, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Deemed Capitalized Leases” means obligations of Coeur or any Restricted Subsidiary of Coeur that are classified as “capital lease obligations” under GAAP due to the application of ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Coeur or any of its Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Coeur to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Coeur may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Coeur and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Convertible Indebtedness and any other debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of Coeur by Coeur (other than Disqualified Stock and other than to a Subsidiary of Coeur) or (2) of Equity Interests of a direct or indirect parent entity of Coeur (other than to Coeur or a Subsidiary of Coeur) to the extent that the net proceeds therefrom are contributed to the common equity capital of Coeur.

“Excess Political Risk Insurance Proceeds” means the aggregate cash proceeds received in respect of any Political Risk Insurance Event after the date of the Indenture, net of (i) all out-of-pocket fees, expenses and deductibles incurred in connection with obtaining such proceeds and (ii) any such proceeds applied within 30 days of the receipt of such proceeds to repay Indebtedness (including, for the avoidance of doubt, any premium or accrued interest thereon) that is secured by a Lien.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means all Indebtedness of Coeur and its Subsidiaries (other than Indebtedness described in clauses (3), (4), (6), (7), (8), (9), (10), (11), (12), (13) or (15) of the definition of “Permitted Debt”) in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Fair Market Value shall be conclusively determined in good faith by (i) Coeur’s Board of Directors and set forth in a resolution of Coeur’s Board of Directors or (ii) if an Officer of Coeur determines in good faith that the Fair Market Value is less than $50.0 million, an Officer of Coeur and set forth in an Officer’s Certificate.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (determined in accordance with

Regulation S-X under the Securities Act, but including any Pro Forma Cost Savings) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than (x) any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (y) for the avoidance of doubt, the accretion of the Franco-Nevada royalty obligation under the Franco-Nevada Agreement), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Coeur (other than Disqualified Stock) or to Coeur or a Restricted Subsidiary of Coeur, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5)	any amortization of deferred charges resulting from the application of Accounting Standards Codification 470-20—Debt With Conversion and Other Options that may be settled in cash upon conversion (including partial cash settlement); plus

(6)	without duplication, the financing cash flows payable to Franco-Nevada Corporation under the Franco-Nevada Agreement.

“Franco-Nevada Agreement” means the gold production royalty transaction entered into by Coeur Mexicana S.A. de C.V. and Franco-Nevada Corporation on January 1, 2009, as in effect on the Issue Date and as may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the holders of Notes in any material respect than the terms of the agreement in effect on the Issue Date.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction form the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of Coeur that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	commodity futures contracts, commodity swaps and commodity options;

(3)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(4)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

For the avoidance of doubt, any agreements or arrangements related to a Permitted Convertible Indebtedness Call Transaction will not constitute a Hedging Obligation.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Coeur or any Restricted Subsidiary of Coeur sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Coeur such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Coeur, Coeur will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Coeur’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Coeur or any Restricted Subsidiary of Coeur of a Person that holds an Investment in a third Person will be deemed to be an Investment by Coeur or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date of original issuance of the Notes under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Coeur or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Coeur nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Coeur or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of Coeur’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of Coeur, except that with respect to any annual compliance certificate delivered pursuant to the Indenture such term means only the Chief Executive Officer, the Chief Financial Officer or the Chief Accounting Officer of Coeur.

“Officer’s Certificate” means a certificate signed by an Officer of Coeur.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Coeur’s common stock purchased by Coeur in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Coeur from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Coeur from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means:

(1)	the acquisition, exploration, development, operation and disposition of mining and precious or base metal processing properties and assets; and

(2)	any other business that is the same as, or reasonably related, ancillary or complementary to, the business described in clause (1) or to any of the businesses in which Coeur and its Restricted Subsidiaries are engaged on the date of the Indenture.

“Permitted Business Investments” means Investments made in (A) the ordinary course of or of a nature that are customary in, the mining business as a means of exploiting, exploring for, acquiring, developing, processing, gathering, producing, transporting or marketing gold, silver or other precious or base metals used, useful or created in the mining business, including through agreements, acquisitions, transactions, interests or arrangements which permit one to share (or have the effect of sharing) risks or costs, comply with regulatory requirements regarding ownership or satisfy other customary objectives in the mining business, and in any event including, without limitation, Investments made in connection with or in the form of (i) direct or indirect ownership interests in mining properties, gathering or upgrading systems or facilities and (ii) operating agreements, development agreements, area of mutual interest agreements, pooling agreements, service contracts, joint venture agreements, partnership or limited liability company agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto; and (B) Persons engaged in a Permitted Business.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Investments” means:

(1)	any Investment in Coeur or in a Restricted Subsidiary of Coeur;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Coeur or any Restricted Subsidiary of Coeur in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Coeur; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Coeur or a Restricted Subsidiary of Coeur;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Coeur;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Coeur or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	repurchases of the Notes;

(9)	any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that if such Indebtedness can only be incurred by Coeur or Guarantors, then such guarantees are only permitted by this clause to the extent made by Coeur or a Guarantor, and (ii) performance guarantees with respect to obligations incurred by Coeur or any of its Restricted Subsidiaries that are permitted by the Indenture;

(10)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;

(11)	Investments acquired after the date of the Indenture as a result of the acquisition by Coeur or any Restricted Subsidiary of Coeur of another Person, including by way of a merger, amalgamation or consolidation with or into Coeur or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12)	Permitted Business Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed, as of the date any such Investment is made, the greater of (x) $375.0 million and (y) 12.5% of Consolidated Net Tangible Assets as of the date of such Investment;

(13)	Permitted Bond Hedge Transactions which constitute Investments;

(14)	Guarantees by Coeur or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(15)	receivables owing to Coeur or any Restricted Subsidiary created or acquired in the ordinary course of business;

(16)	Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(17)	Investments in escrow or trust funds in the ordinary course of business; and

(18)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed, as of the date of such Investment, the greater of (x) $55.0 million and (y) 1.75% of Consolidated Net Tangible Assets as of the date of such Investment.

“Permitted Liens” means:

(1)	Liens on assets of Coeur or any of its Restricted Subsidiaries securing (a) Indebtedness in an aggregate principal amount at any time outstanding, when taken together with all other Indebtedness secured pursuant to this clause (1) not to exceed, as of any date of incurrence, the greater of (x) $200.0 million and (y) 6.5% of Consolidated Net Tangible Assets as of such date of incurrence and (b) all related Obligations; provided that if Coeur or any of its Restricted Subsidiaries applies any Political Risk Insurance Proceeds to repay any Indebtedness under a Credit Facility, such amount under clause (x) shall be reduced to $175.0 million, following such repayments in an aggregate amount equal to or exceeding $50.0 million and less than $100.0 million since the date of the Indenture and shall be reduced to $150.0 million, following such repayments in an aggregate amount equal to or exceeding $100.0 million since the date of the Indenture;

(2)	Liens on assets of Coeur or any of its Restricted Subsidiaries securing Indebtedness consisting of Hedging Obligations or Treasury Management Arrangements;

(3)	Liens in favor of Coeur or its Restricted Subsidiaries;

(4)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Coeur or is merged with or into or consolidated with Coeur or any Restricted Subsidiary of Coeur; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Coeur or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Coeur or is merged with or into or consolidated with Coeur or any Restricted Subsidiary of Coeur;

(5)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Coeur or any Subsidiary of Coeur; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(6)	Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)	Liens to secure Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Coeur or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, when taken together with all other Indebtedness secured pursuant to this clause (7), not to exceed, as of any date of incurrence, the greater of (x) $80.0 million and (y) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence; provided that such Liens apply only to the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the date of the Indenture (other than Liens permitted under clause (1));

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(15)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(16)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(18)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade-related letters of credit permitted under the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)	grants of intellectual property licenses (including software and other technology licenses) in the ordinary course of business;

(20)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21)	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(22)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(23)	with respect to any lease or sublease entered into by Coeur or any Restricted Subsidiary in ordinary course of business as a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created or assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(24)	Liens securing the Franco-Nevada Agreement;

(25)	Liens on the assets of any Restricted Subsidiary of Coeur that is not a Guarantor and which secure Indebtedness or other obligations of such Restricted Subsidiary (or of another Restricted Subsidiary that is not a Guarantor) that are permitted to be incurred under the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(26)	other Liens incurred in the ordinary course of business of Coeur or any Restricted Subsidiary of Coeur with respect to obligations in an aggregate principal amount at any time outstanding, when taken together with all other Indebtedness secured pursuant to this clause (26), not to exceed, as of any date of incurrence, the greater of (x) $75.0 million and (y) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence.

Liens to secure Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on clause (1) of this definition of “Permitted Liens.”

“Permitted Refinancing Indebtedness” means any Indebtedness of Coeur or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Coeur or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the Notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Coeur or by the Restricted Subsidiary of Coeur that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Coeur’s common stock sold by Coeur substantially concurrently with any purchase by Coeur of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Political Risk Insurance Event” means any event resulting in the receipt of any proceeds under political risk insurance covering the San Bartolomé Mine (including with respect to any expropriation, political violence or currency inconvertibility related to the San Bartolomé Mine) by Coeur or any of its Restricted Subsidiaries.

“Political Risk Insurance Proceeds” means the aggregate cash proceeds received in respect of any Political Risk Insurance Event after the date of the Indenture, net of all out-of-pocket fees, expenses and deductibles incurred in connection with obtaining such proceeds.

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1)	Coeur determines in good faith were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date;

(2)	were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(3)	relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that Coeur reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.

“Qualifying Equity Interests” means Equity Interests of Coeur other than (1) Disqualified Stock and (2) Equity Interests sold in an Equity Offering prior to the third anniversary of the date of the Indenture that are eligible to be used to support an optional redemption of Notes pursuant to the “Optional Redemption” provisions of the Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“San Bartolomé Mine” means the silver mine owned by Empresa Minera Manquiri, S.A. located in Bolivia. “SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such Notes are defeased or satisfied and discharged, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2017; provided, however, that if the period from the redemption date to February 1, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by Coeur.

“Unrestricted Subsidiary” means any Subsidiary of Coeur that is designated by the Board of Directors of Coeur as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Coeur or any Restricted Subsidiary of Coeur unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable, taken as a whole, to Coeur or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Coeur; and

(3)	is a Person with respect to which neither Coeur nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of Outstanding Notes for New Notes. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, administrative pronouncements, rulings and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only the U.S. federal income tax consequences of the exchange of New Notes that are acquired in this offering in exchange for Outstanding Notes originally acquired at their initial offering for an amount of cash equal to their issue price and held as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, holders whose functional currency is not the U.S. dollar, U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of Outstanding Notes for New Notes.

This discussion is for general information purposes only, and is not intended to be and should not be construed to be, legal or tax advice to any particular Holder. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under U.S. federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer to Holders of Outstanding Notes

The exchange of Outstanding Notes for New Notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders of Outstanding Notes will not realize gain or loss as a result of the exchange and will have the same adjusted issue price, tax basis and holding period in the New Notes as they had in the Outstanding Notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the New Notes will be the same as those applicable to the Outstanding Notes.

MATERIAL ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the New Notes by employee benefit plans that are subject to Title I of the United States Employee Retirement Income Security Act of 1974 (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the New Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of New Notes by an ERISA Plan with respect to which the issuer, the initial purchasers or the guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the New Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and, provided, further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Outstanding Notes should not be exchanged for New Notes by any person investing “plan assets” of any Plan, unless such exchange will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a New Note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the New Notes constitutes assets of any Plan or (ii) the exchange of the Outstanding Notes for the New Notes or the holding of the New Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the New Notes (and holding the New Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the New Notes (and exchange of the New Notes).

Purchasers of the New Notes have the exclusive responsibility for ensuring that their purchase and holding of the New Notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or Similar Laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by brokers-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NEW NOTES AND GUARANTEES

The validity of the New Notes and the related guarantees being offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters with respect to Coeur Explorations, Inc. will be passed upon for us by Perkins Coie LLP, Boise, Idaho.

EXPERTS

The consolidated balance sheets of Coeur Mining, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$150,000,000

Coeur Mining, Inc.

OFFER TO EXCHANGE

April 10, 2014